Exhibit 4.1

Execution Copy

RENTECH NITROGEN PARTNERS, L.P.

RENTECH NITROGEN FINANCE CORPORATION

AND EACH OF THE GUARANTORS PARTY HERETO

6.500% SECOND LIEN SENIOR SECURED NOTES DUE 2021

INDENTURE

Dated as of April 12, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Collateral Trustee

Page

EXHIBITS

Exhibit A1	FORM OF NOTE
Exhibit A2	FORM OF REGULATION S TEMPORARY GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF NOTATION OF GUARANTEE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of April 12, 2013 among RENTECH NITROGEN PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), RENTECH NITROGEN FINANCE CORPORATION, a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), the Guarantors (as defined), Wells Fargo Bank, National Association, as trustee, and Wilmington Trust, National Association, as Collateral Trustee.

The Issuers, the Guarantors, the Trustee and the Collateral Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 6.500% Second Lien Senior Secured Notes due 2021 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01	Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Required Debtholders” means, as to any matter at any time, prior to the Discharge of Second Lien Obligations, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of a majority in aggregate principal amount of all Second Lien Debt then outstanding, calculated in accordance with Section 7.2 of the Collateral Trust Agreement; provided that, for purposes of this definition, Second Lien Debt registered in the name of, or beneficially owned by, any Issuer or any Affiliate of any Issuer will be deemed not to be outstanding.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes. The Initial Notes and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including, without limitation, for waivers, amendments, redemptions and offers to purchase, and shall vote and consent together as one class on all matters with respect to the Notes. Additional Notes may or may not be fungible with the Initial Notes or any other Additional Notes for U.S. federal income tax purposes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent, additional paying agent or Collateral Trustee.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease (other than operating leases in the ordinary course of business), conveyance or other disposition of any properties or assets; provided, however, that the disposition of all or substantially all of the properties or assets of the Partnership and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 and/or Section 5.01 hereof and not by the provisions of Section 4.10 hereof;

(2) the issuance of Equity Interests in any of the Partnership’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (in each case other than directors’ qualifying shares); and

(3) an Event of Loss.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $2.5 million;

(2) a transfer of properties or assets between or among any of the Partnership and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Partnership or to another Restricted Subsidiary;

(4) the sale, lease, assignment, license, sublease or other disposition of equipment, inventory, products, accounts receivable or other properties or assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments in the ordinary course of business;

(6) a Restricted Payment that is permitted by Section 4.07 hereof or a Permitted Investment;

(7) the creation or perfection of a Lien that is not prohibited by Section 4.12 hereof;

(8) dispositions in connection with Permitted Liens;

(9) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(10) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

(11) any sale, exchange or other disposition in the ordinary course of business of any property or equipment that has become damaged, worn out or obsolete and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(12) any issuance, sale, or transfer of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(13) foreclosures or any similar action on assets not constituting an Event of Loss;

(14) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(15) (a) any sale of Hydrocarbons or other products by the Partnership or its Restricted Subsidiaries, in each case in the ordinary course of business, and (b) any trade or exchange by the Partnership or any Restricted Subsidiary of any Hydrocarbons or other products for similar products owned or held by another Person; provided that the fair market value of the properties traded or exchanged by the Issuers or any Restricted Subsidiary is reasonably equivalent to the fair market value of the properties to be received by the Partnership or any of its Restricted Subsidiaries (as determined in good faith by the Board of Directors of the Partnership or an Officer of the General Partner or, in the case of a trade or exchange by a Restricted Subsidiary, that Restricted Subsidiary); and

(16) the sale or other disposition of carbon credits in excess of the amount of carbon credits necessary for the future operation of the business of the Partnership or its Restricted Subsidiaries (as determined in good faith by the Board of Directors of the Partnership or an Officer of the General Partner).

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Available Cash” means with respect to any period:

(1) the sum of (i) all cash and Cash Equivalents of the Partnership and its Subsidiaries on hand at the end of such period, and (ii) if the General Partner so determines, all or any portion of any additional cash and Cash Equivalents of the Partnership and its Subsidiaries on hand on the date the Partnership makes Restricted Payments with respect to such period (including any borrowings made subsequent to the end of such period), less

(2) the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership and of its Subsidiaries (including reserves for future capital expenditures and for anticipated future credit needs) subsequent to such period, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership or any of its Subsidiaries is a party or by which it is bound or its assets are subject or (iii) provide funds for Restricted Payments in respect of future periods.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership (including the Partnership), the board of directors or board of managers of the general partner of the partnership or, if such general partner is itself a limited partnership, then the board of directors or board of managers of its general partner;

(3) with respect to a limited liability company, the sole member (if member managed), the board of managers or directors, the managing member or the members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Business Day” means each day that is not a Saturday, Sunday, any other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close or, with respect to matters concerning the Collateral Trustee, any day on which the Corporate Trust Office of the Collateral Trustee is closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of at least investment grade from either S&P or Moody’s;

(4) certificates of deposit, demand deposits, money market deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another rating agency) and in each case maturing within one year after the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, or liquidity funds or other similar money market mutual funds, with a rating of at least Aaa by Moody’s or AAA by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency); and

(8) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Partnership and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Qualifying Owners;

(2) the adoption of a plan relating to the liquidation or dissolution of the Partnership; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Partnership, measured by voting power rather than number of shares, units or the like.

Notwithstanding the preceding, a conversion of the Partnership or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity, an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity or a transaction in which the Partnership becomes a Subsidiary of another Person shall not constitute a Change of Control, so long as following such conversion or exchange either (a) the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Partnership immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, or (b) no “person,” other than one or more Qualifying Owners, Beneficially Owns more than 50% of the Voting Stock of such entity.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all assets and properties of the Issuers and the Guarantors subject to Liens created by the Security Documents related to the Notes, but excluding Excluded Assets.

“Collateral Trust Agreement” means the Collateral Trust Agreement, dated as of the date hereof, among the Issuers, the Guarantors from time to time thereto, the Trustee, the Second Lien Representatives from time to time party thereto and the Collateral Trustee, as such agreement may be amended, restated, supplemented, modified and/or replaced from time to time.

“Collateral Trustee” means Wilmington Trust, National Association, in its capacity as Collateral Trustee under the Collateral Trust Agreement, together with its successor or successors in such capacity. Neither the Partnership nor any of its Affiliates may act as Collateral Trustee.

“Commission” or “SEC” means the Securities and Exchange Commission.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) all taxes on or measured by income, profits or capital gains to the extent deducted in computing such Consolidated Net Income; plus

(2) the amount of depreciation or amortization to the extent deducted in computing such Consolidated Net Income; plus

(3) the amount of interest expense to the extent deducted in computing such Consolidated Net Income; plus

(4) all non-cash losses or expenses (or minus non-cash income or gain) to the extent deducted or included in computing such Consolidated Net Income, including, without limitation, any non-cash loss or expense (or income or gain) due to (i) the application of FASB ASC 815-10 regarding hedging activity, (ii) the application of FASB ASC 480-10 regarding accounting for financial instruments with debt and equity characteristics, (iii) impairment charges or expenses (including impairment of intangibles or goodwill or any write off of unamortized debt issuance costs or original issue discount), (iv) the application of purchase accounting in relation to any acquisition, (v) non-cash foreign currency exchange losses (or minus gains), (vi) any minority interest expense consisting of income of a Restricted Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary, and (viii) non-cash expenses deducted as a result of any grant of Capital Stock or Stock Equivalents to employees, officers, or directors, consultants or other service providers of the Partnership, the General Partner, any direct or indirect parent of the Partnership or any Restricted Subsidiary of the Partnership, but excluding any non-cash loss or expense (a) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (b) relating to a write-down, write off or reserve with respect to Accounts (as defined in the Uniform Commercial Code) and Inventory (as defined in the Uniform Commercial Code); plus

(5) the amount of any integration costs and restructuring charges as presented in the financial statements of such Person or the accompanying notes thereto to the extent deducted in computing such Consolidated Net Income.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash or Cash Equivalents (or converted into cash) to the specified Person or a Restricted Subsidiary of such Person and the payment of such dividends or distributions by such Person is not at the time prohibited, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to such Person;

(2) the Net Income of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived; provided, that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments paid in cash (or to the extent converted into cash) or Cash Equivalents to the Partnership or a Restricted Subsidiary thereof in respect of such period to the extent not already included therein;

(3) the proceeds of any life insurance policy will be excluded;

(4) any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations, assets or properties not in the ordinary course of business will, in each case, be excluded;

(5) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any completed or terminated acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, disposition of securities, turnaround, financing transaction, extinguishment of indebtedness or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed) and any charges or non-recurring merger or acquisition costs incurred during such period as a result of any such transaction will be excluded; and

(6) any other extraordinary gains or losses of such Person and related tax effects in accordance with GAAP will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet (in each case, giving pro forma effect to any acquisitions or dispositions of assets or properties outside the ordinary course of business that have been made by the Person or any of its Restricted Subsidiaries subsequent to the date of such balance sheet; provided that any such adjustments shall be calculated in the manner provided in the definition of Fixed Charge Coverage Ratio).

“Corporate Trust Office” means the address of the Trustee or the Collateral Trustee, as applicable, specified in Section 13.01 hereof or such other address as to which the Trustee or the Collateral Trustee, as applicable, may give notice to the Partnership.

“Credit Agreement” means the Credit Agreement, dated as of the date hereof, entered into by the Issuers, the Guarantors, Credit Suisse AG, Cayman Islands Branch, as Agent, Credit Suisse Securities (USA) LLC, as Sole Lead Arranger and Bookrunner, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, restated or supplemented in whole or in part from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), credit agreements, commercial paper facilities, note purchase agreements, indentures, or other agreements, in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, capital market financings, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables), letters of credit, notes or other borrowings or other extensions of credit, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A1 hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“De Minimis Guaranteed Amount” means $5,000,000.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Partnership or a direct or indirect parent of the Partnership to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Partnership or such parent company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.

“Domestic Subsidiary” means any Restricted Subsidiary of the Partnership that is formed under the laws of the United States or any state of the United States or the District of Columbia, excluding any such Restricted Subsidiary (i) substantially all of the direct or indirect assets of which are Capital Stock of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code or (ii) that is a Subsidiary of a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (1) any public or private sale of Capital Stock (other than Disqualified Stock) of the Partnership or any other direct or indirect parent of the Partnership (other than Capital Stock sold to the Partnership or a Subsidiary of the Partnership); provided that if such public offering or private placement is of Capital Stock of any direct or indirect parent of the Partnership, the term “Equity Offering” shall refer to the portion of the net cash proceeds therefrom that has been contributed to the equity capital of the Partnership or (2) the contribution of cash to the Partnership as an equity capital contribution.

“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, or damage to, such property or asset, (ii) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of the power of eminent domain or (iii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(1) any intellectual property, lease, license, contract, property rights or agreement to which the Issuers or any Guarantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest (i) is prohibited by applicable law, (ii) requires the consent of any Person other than the Issuers and its Affiliates which has not been obtained as a condition to the creation by such Issuer or Guarantor of any Lien thereon, or (iii) shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of the Issuers or any Guarantor therein or (B) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), provided, however, that the Collateral shall include, and a security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and, to the extent severable, shall attach immediately to, any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i), (ii) or (iii) above;

(2) any assets of Unrestricted Subsidiaries;

(3) any of the outstanding Capital Stock of a “controlled foreign corporation” within the meaning of Section 957 of the Code, provided, however, that 65% of the voting power of all classes of Capital Stock of each first tier controlled foreign corporation entitled to vote may be pledged as Collateral, and provided further that immediately upon the amendment of the Code to allow the pledge of a greater percentage of the voting power of capital stock in a controlled foreign corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by the Issuers and each Guarantor shall attach to, such greater percentage of Capital Stock of each first tier or other applicable controlled foreign corporation;

(4) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed);

(5) the Equity Interests in any Person that is not an Issuer, a Guarantor or a Subsidiary of an Issuer or a Guarantor, to the extent and for so long as the grant of the Lien shall constitute or result in a breach of, or default under, the terms of such Person’s joint venture agreement, limited liability company agreement, joint operating agreement or similar document (other than to the extent that any such term would be rendered unenforceable or otherwise deemed ineffective by the UCC or any other requirement of law);

(6) any carbon credits or similar credits;

(7) any individual real property with a fair market value of less than $2,000,000, and, together with all other real property excluded from the Collateral under this clause (7), with a fair market value of less than $5,000,000, provided that such real property does not constitute a portion of the Principal Properties; and

(8) certain other items agreed by the First Lien Collateral Agent, for so long as any First Lien Obligations remain outstanding, or the Collateral Trustee, at any time thereafter (in the case of the Collateral Trustee it will not act except as directed by an Act of the Required Debtholders) and as more fully set forth in the Security Documents.

provided, that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

Excluded Subsidiary” means:

(1) any Foreign Subsidiary that is treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code, and any Subsidiary of such Foreign Subsidiary;

(2) any Restricted Subsidiary of the Partnership; provided that (a) the total assets of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (2), as reflected on their respective most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed $2.5 million and (b) the total revenues of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (2) for the twelve-month period ending on the last day of the most recent fiscal quarter for which financial statements for the Partnership are available, as reflected on such income statements, do not in the aggregate exceed $5.0 million; and

(3) any Subsidiary that is disregarded as an entity separate from its owner for U.S. federal income tax purposes if substantially all of the direct or indirect assets of such Subsidiary are Capital Stock of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Partnership and its Restricted Subsidiaries in existence on the date of this Indenture, until such amounts are repaid.

“fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. For purposes of determining compliance with Article 4 hereof, any determination that the fair market value of assets other than cash or Cash Equivalents is equal to or greater than $20.0 million will be made by the Partnership’s Board of Directors and evidenced by a resolution thereof.

“Finance Corp.” has the meaning set forth in the preamble to this Indenture and any and all successors thereto.

“First Lien Collateral Agent” means Credit Suisse AG, Cayman Islands Branch, as agent for the holders of First Lien Obligations, and its successor or successors in such capacity.

“First Lien Cap” means, as of any date, (a) the principal amount of Indebtedness under the Credit Agreement and/or any other Credit Facility pursuant to which First Lien Debt has been issued in an aggregate principal amount not in excess of the greater of (i) $65,000,000 and (ii) 20.0% of the

Partnership’s Consolidated Net Tangible Assets (as the amount in this clause (ii) is calculated as of the date of the incurrence of such Indebtedness after giving effect to the application of the proceeds therefrom) plus (b) the amount of all obligations under hedging agreements and cash management agreements that constitute First Lien Obligations.

“First Lien Debt” means Indebtedness under the Credit Agreement and/or any other Credit Facility pursuant to which First Lien Debt has been issued, including letters of credit and reimbursement obligations with respect thereto and the related hedging agreements and cash management agreements that was permitted to be incurred and secured under the Credit Agreement or such Credit Facility and the Second Lien Documents.

“First Lien Obligations” means collectively, (a) the First Lien Debt, (b) all other Obligations in respect of First Lien Debt, and (c) all other obligations under the hedging agreements and cash management agreements related to the First Lien Debt; provided, that to the extent the aggregate amount of indebtedness constituting principal and the face amount of letters of credit in clauses (a) and (b) of this definition exceeds the First Lien Cap, then only that portion of such Indebtedness constituting principal outstanding under the Credit Agreement and/or any other credit facility pursuant to which First Lien Debt has been issued and such aggregate face amount of letters of credit (on a pro rata basis based on the aggregate outstanding principal amount of such Indebtedness) equal to the First Lien Cap shall be included in First Lien Obligations and interest and reimbursement obligations with respect to such Indebtedness and letters of credit shall only constitute First Lien Obligations to the extent related to Indebtedness and face amounts of letters of credit included in First Lien Obligations. For avoidance of doubt, obligations under hedging agreements and cash management agreements related to the First Lien Debt shall not be subject to the First Lien Cap.

“Fixed Charge Coverage Ratio” means with respect to the Partnership and its Restricted Subsidiaries for any four-quarter reference period, the ratio of the Consolidated EBITDA of the Partnership and its Restricted Subsidiaries for such period to the Fixed Charges of the Partnership and its Restricted Subsidiaries for such period. In the event that the Partnership or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock or Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions, dispositions, mergers, consolidations and any financing transactions relating to any of the foregoing (including repayment of Indebtedness) that have been made by the Partnership or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect (including any pro forma expense and cost reductions and other operating improvements that have occurred or are, in the reasonable judgment of the chief financial or accounting officer of the General Partner, reasonably likely to occur within one year of the Calculation Date, regardless of whether those expense and cost reductions or other operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the commission related thereto) as if they had occurred on the first day of the four-quarter reference period; if since the beginning of such period any Person that subsequently becomes a Restricted Subsidiary of the Partnership or was merged with or into the Partnership or any Restricted Subsidiary thereof since the beginning of such period shall have made any relevant transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such relevant transaction had occurred at the beginning of the applicable four-quarter period and Consolidated EBITDA for such reference period shall be calculated on a pro forma basis;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Partnership or any of its Restricted Subsidiaries following the Calculation Date; and

(4) interest income reasonably anticipated by the Partnership to be received during the applicable four-quarter period from cash or Cash Equivalents held by the Partnership or any of its Restricted Subsidiaries, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Contracts or other derivative instruments pursuant to GAAP), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, but in each case excluding (x) accretion or accrual of discounted liabilities not constituting Indebtedness, (y) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition and (z) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon, during such period; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person during such period; less

(5) the interest income of such Person and its Restricted Subsidiaries for such period;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary that is not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States, which are in effect on the date of this Indenture.

“General Partner” means the general partner of the Partnership.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A1 hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d)(2) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each of:

(1) the Subsidiaries of the Partnership, other than Finance Corp., executing this Indenture as initial Guarantors; and

(2) any other Restricted Subsidiary of the Partnership, other than Finance Corp., that becomes a Guarantor in accordance with the provisions of this Indenture;

and their respective successors and assigns, in each case until released from their obligations under their Note Guarantees and this Indenture in accordance with the terms of this Indenture; provided that Excluded Subsidiaries shall not be required to become Guarantors (but may elect, at their option, to become Guarantors).

“Hedging Contracts” means, with respect to any specified Person:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates;

and in each case are entered into only in the normal course of business and not for speculative purposes.

“Holder” means a Person in whose name a Note is registered.

“Hydrocarbons” means natural gas and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) in respect of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person;

(4) in respect of bankers’ acceptances;

(5) representing Capital Lease Obligations or Attributable Debt;

(6) representing the deferred and unpaid purchase price of any property, except any such amount that constitutes an accrued expense or trade payable or similar obligation to a trade creditor; or

(7) representing any obligations under Hedging Contracts, other than obligations under Hedging Contracts that are incurred in the normal course of business and not for speculative purposes and do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (provided that the amount of such Indebtedness secured by a Lien shall be the lesser of (a) the fair market value of such asset at the date of determination and (b) the amount of such Indebtedness) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. For the avoidance of doubt, the term “Indebtedness” excludes any obligation arising from any agreement providing for indemnities, purchase price adjustments, holdbacks, earn-out or contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by the specified Person in connection with the acquisition or disposition of assets.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

(3) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

Indebtedness shall not include:

(i) any liability for foreign, federal, state, local or other taxes,

(ii) any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such liability is extinguished within five business days of its incurrence,

(iii) any liability owed to any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business, and

(iv) any indebtedness that is satisfied and discharged or defeased by legal defeasance in accordance with the terms of the instrument governing such indebtedness as in effect on the date of this Indenture.

No Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $320,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Initial Purchasers” means, collectively, Credit Suisse Securities (USA) LLC, BMO Capital Markets Corp., Morgan Stanley & Co. LLC, RBC Capital Markets LLC, Feltl and Company Inc. and Imperial Capital, LLC.

“Insolvency or Liquidation Proceeding” means (1) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to either Issuer or any Guarantor; (2) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to either Issuer or any Guarantor or with respect to a material portion of their respective assets; (3) any liquidation, dissolution, reorganization or winding up of either Issuer or any Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or (4) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of either Issuer or any Guarantor.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof among the Issuers, the Guarantors, the Collateral Trustee and the First Lien Collateral Agent, as amended, restated, supplemented, modified, and/or replaced from time to time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), extensions of credit, advances or capital contributions (excluding (1) commission, travel and similar advances to officers, directors and employees made in the ordinary course of business and (2) advances to customers and suppliers in the ordinary course of business or that are recorded as accounts receivable or prepaid expenses on the balance sheet), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Partnership or any Restricted Subsidiary of the Partnership sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Partnership such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Partnership, the Partnership will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof. The acquisition by the Partnership or any Restricted Subsidiary of the Partnership of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Partnership or such Restricted Subsidiary in such third Person only if such Investment was made in contemplation of or in connection with the acquisition of such Person by the Partnership or such Restricted Subsidiary and the amount of any such Investment shall be determined as provided in Section 4.07(c) hereof.

“Issuers” has the meaning assigned to it in the preamble to this Indenture.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Partnership in which the Partnership or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Make Whole Premium” means, with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of the Note and (2) the excess, if any, of (a) the present value at such time of (i) the redemption price of such Note at April 15, 2016, plus (ii) any required interest payments due on such Note through April 15, 2016 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such Note.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Partnership or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale and any insurance recovery in connection with an Event of Loss), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions, severance costs and any relocation expenses incurred as a result of the Asset Sale;

(2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions, any tax sharing arrangements and any dividends or distributions made by the Partnership or any Restricted Subsidiary to the owners of the Partnership in amounts sufficient for the direct or indirect parents to pay certain taxes, as set forth in Section 4.07 hereof;

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale to the extent such Lien has a higher priority than the Liens securing the Notes or the Note Guarantees or such application was required by the terms of such Indebtedness as a result of such Asset Sale;

(4) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Partnership or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Partnership or its Restricted Subsidiaries from such escrow arrangement, as the case may be; and

(5) in the case of Net Proceeds relating to an Event of Loss, the amount of any insurance recovery that would otherwise constitute Net Proceeds shall be reduced by the amount of cash invested by the Issuers in Replacement Assets that would constitute Collateral prior to receipt of such insurance proceeds.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Partnership nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Partnership or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

For purposes of determining compliance with Section 4.09 hereof, in the event that any Non-Recourse Debt of any of the Partnership’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Partnership.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means this Indenture, the Notes and the Security Documents.

“Note Guarantee” means any guarantee by a Guarantor of the Issuers’ Obligations under this Indenture and on the Notes.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Offering Circular” means the Final Offering Circular of the Issuers, dated April 9, 2013, relating to the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the General Counsel, the Secretary or any Vice-President of such Person, or, if such Person is a limited partnership or limited liability company, such Person’s direct or indirect parent.

“Officer’s Certificate” means a certificate signed on behalf of the Partnership by one Officer of the Partnership or the General Partner, who must be the principal executive officer, the principal operating officer, the principal financial officer, the treasurer, the principal accounting officer or the general counsel of the Partnership or the General Partner, that meets the requirements of Section 13.03 hereof and is delivered to the Trustee or the Collateral Trustee, as applicable.

“Omnibus Agreement” means the Omnibus Agreement, dated as of November 9, 2011, by and among Rentech, Inc., the General Partner and Rentech Nitrogen Partners, L.P.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee or the Collateral Trustee, as applicable, that meets the requirements of Section 13.03 hereof. The counsel may be an employee of or counsel to the Partnership, any Subsidiary of the Partnership or the Trustee or the Collateral Trustee, as applicable.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Pari Passu Debt” means any Indebtedness of either Issuer or any Guarantor that is secured equally and ratably by a Lien on substantially the same assets which secure the Notes.

“Partnership” has the meaning set forth in the preamble to this Indenture.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Rentech Nitrogen Partners, L.P., dated as of November 1, 2012.

“Permitted Business” means either (1) any business conducted or proposed to be conducted by the Issuers and the Restricted Subsidiaries of the Partnership that is the same as, or reasonably related, ancillary or complementary to, the businesses in which the Issuers and the Restricted Subsidiaries are engaged in on the date of this Indenture as determined in good faith by the Partnership or (2) any other business that generates “qualifying income” under Section 7704(d) of the Code.

“Permitted Business Investments” means Investments by the Partnership or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Partnership or in any Joint Venture, provided that:

(1) at the time of such Investment the Fixed Charge Coverage Ratio for the Partnership is, and immediately after the making of such Investment would be, equal to or greater than 1.75 to 1.0;

(2) if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Partnership or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Partnership or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Partnership and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(3) such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:

(1) any Investment in the Partnership or in a Restricted Subsidiary of the Partnership (including, without limitation, through purchases of Notes or Note Guarantees);

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Partnership or any Restricted Subsidiary of the Partnership in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Partnership; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Partnership or a Restricted Subsidiary of the Partnership;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof or from any other disposition of assets not constituting an Asset Sale;

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Partnership; provided, however, that such Investment will be excluded (or deducted, if included) from the calculation of Incremental Funds;

(6) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Partnership or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(7) Hedging Contracts;

(8) Permitted Business Investments;

(9) loans or advances to employees of the Partnership or any of its Restricted Subsidiaries that are approved by a majority of the disinterested members of the Board of Directors of the Partnership or a parent of the Partnership, in an aggregate principal amount of $5.0 million at any one time outstanding;

(10) any Investment existing on the date of this Indenture;

(11) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the date of this Indenture, not to exceed the greater of (a) $25.0 million and (b) 12.0% of the Partnership’s Consolidated Net Tangible Assets at the time of such Investment;

(12) guarantees of Indebtedness of the Partnership or any Restricted Subsidiary or Guarantor which Indebtedness is permitted under Section 4.09 hereof;

(13) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment in the ordinary course of business; and

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business.

“Permitted Liens” means:

(1) any Liens securing the Credit Agreement or any other Credit Facilities incurred under clause (1) of the definition of Permitted Debt;

(2) Liens securing the Notes and the Note Guarantees;

(3) Liens in favor of the Partnership or any Restricted Subsidiary;

(4) Liens on property or Capital Stock of a Person existing at the time such Person is acquired by, merged with or into or consolidated with the Partnership or any Restricted Subsidiary of the Partnership, provided that such Liens were in existence prior to, and were not incurred in contemplation of, such acquisition, merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person acquired, merged into or consolidated with the Partnership or the Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition of the property by the Partnership or any Restricted Subsidiary of the Partnership, provided that such Liens were in existence prior to, and were not incurred in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Partnership or the Restricted Subsidiary;

(6) any interest or title of a lessor to the property subject to a Capital Lease Obligation or operating lease;

(7) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, Attributable Debt, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Partnership or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(8) Liens existing on the date of this Indenture;

(9) Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, trade contracts, government contracts, operating leases, performance bonds or other obligations of a like nature, and deposits as security for contested taxes or for the payment of rent, in each case incurred in the ordinary course of business;

(10) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Partnership or any Restricted Subsidiary of the Partnership to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(11) Liens on facilities or equipment that arise by operation of law;

(12) Liens arising under operating agreements, joint venture agreements, partnership agreements, shared service agreements, contracts for sale and other agreements arising in the ordinary course of business of the Partnership and its Restricted Subsidiaries that are customary in the Permitted Business;

(13) Liens upon specific items of inventory, receivables or other goods or proceeds therefrom of the Partnership or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds therefrom and permitted by Section 4.09 hereof;

(14) Liens to secure performance of Hedging Contracts, or letters of credit issued in connection therewith, of the Partnership or any of its Restricted Subsidiaries entered into in the ordinary course of business and not for speculative purposes;

(15) Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(16) other Liens incurred by the Partnership or any Restricted Subsidiary of the Partnership, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (16) does not exceed the greater of (a) $15.0 million and (b) 7.5% of the Partnership’s Consolidated Net Tangible Assets at the time of such incurrence;

(17) any Lien renewing, extending, refinancing or refunding a Lien permitted by any other clause in this definition of “Permitted Lien,” provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof);

(18) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured the original Lien, and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(19) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits;

(20) Liens for taxes, assessments or governmental charges or claims that are not yet overdue by more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(21) carriers’, warehousemen’s, landlords’, mechanics’, suppliers’, materialmen’s and repairmen’s and similar Liens, or Liens in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of customs duties, in each case (whether imposed by law or agreement) incurred in the ordinary course of business;

(22) licenses, entitlements, servitudes, easements, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, rights of others to use sewers, electric lines and telegraph and telephone lines, minor imperfections of title, minor survey defects, minor encumbrances or other similar restrictions on the use of any real property, including zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business, that were not incurred in connection with Indebtedness and do not, in the aggregate, materially diminish the value of said properties or materially interfere with their use in the operation of the business of the Partnership or any of its Restricted Subsidiaries;

(23) leases, subleases, licenses, sublicenses or other occupancy agreements granted to others in the ordinary course of business which do not secure any Indebtedness and which do not materially interfere with the ordinary course of business of the Partnership or any of its Restricted Subsidiaries;

(24) with respect to any leasehold interest where the Partnership or any Restricted Subsidiary of the Partnership is a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;

(25) Liens arising from Uniform Commercial Code financing statement filings regarding precautionary filings, consignment arrangements or operating leases entered into by the Partnership or any of its Restricted Subsidiaries granted in the ordinary course of business;

(26) Liens (i) of a collection bank arising under Section 4-210 of the New York Uniform Commercial Code on items in the course of collection, (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry or (iii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;

(27) deposits made in the ordinary course of business to secure liability to insurance carriers;

(28) Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Partnership or any of its Restricted Subsidiaries in the ordinary course of business;

(29) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(a)(7) hereof, so long as such Liens are adequately bonded;

(30) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof, provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(31) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(32) Liens solely on any cash earnest money deposits made by the Partnership or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited by this Indenture;

(33) Liens permitted by the Agreement, dated November 1, 2010, between Northern Illinois Gas Company, d/b/a Nicor Gas Company and Rentech Nitrogen, LLC (formerly known Rentech Energy Midwest Corporation), as such agreement may be amended, restated, modified, supplemented and/or replaced from time to time; provided that any such amendment is not materially more disadvantageous to the Partnership and its Restricted Subsidiaries than the agreement in effect on the date of this Indenture; and

(34) Liens securing Pari Passu Debt or Indebtedness that is secured by Liens on the Collateral that are junior in priority to the Notes, to the extent such Indebtedness is permitted to be incurred under Section 4.09(a) hereof.

The Issuers may classify (or later reclassify) any Lien in any one or more of the above categories (including in part in one category and in part another category).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Partnership or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Partnership or any of its Restricted Subsidiaries (other than intercompany Indebtedness), provided that:

(1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary of the Partnership (other than Finance Corp.) that is not a Guarantor if the Partnership or a Guarantor is the issuer or other primary obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to Section 4.09(b)(1) hereof shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Equity Interest of such Person that has preferential rights to any other Equity Interest of such Person with respect to dividends or redemptions upon liquidation.

“Principal Properties” means, collectively, (1) the Partnership’s nitrogen fertilizer plant located at 16675 U.S. Route 20 West, East Dubuque, Illinois and (2) the Partnership’s ammonium sulfate fertilizer plant located at 2001 Jackson Road, Pasadena, Texas.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualifying Owners” means any entity that, immediately prior to and immediately following any relevant date of determination, is directly or indirectly controlled by Rentech, Inc. (including, without limitation, Rentech Nitrogen Holdings, Inc.) who, as of any date of determination, directly or indirectly control a majority of the general partner interests (or other similar interests) in the Partnership or any successor entity.

“Rating Agency” means (i) each of Moody’s and S&P and (ii) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Partnership, a “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by the Partnership as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A2 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A2 hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Replacement Assets” means (1) tangible assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Reporting Default” means a failure by the Partnership to comply with the provisions under Section 4.03 hereof for more than 180 days.

“Responsible Officer,” when used with respect to the Trustee or the Collateral Trustee, as applicable, means any vice president, assistant vice president, any trust officer or assistant trust officer, or any other officer of the Trustee or the Collateral Trustee, as applicable (or any successor group of the Trustee), customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” refers to Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means, with respect to the Partnership or any of its Restricted Subsidiaries, any arrangement relating to property now owned or hereafter acquired whereby the Partnership or a Restricted Subsidiary transfers such property to a Person and the Partnership or a Restricted Subsidiary leases it from such Person.

“Sale of Collateral” means any Asset Sale involving a sale or other disposition of Collateral.

“Second Lien Debt” means:

(1) the Notes initially issued by the Issuers under this Indenture together with the related Note Guarantees of the Guarantors;

(2) all fees, expenses and all other obligations under the Second Lien Documents, whether or not allowed or allowable in an Insolvency or Liquidation Proceeding;

(3) Additional Notes issued under this Indenture of the Issuers or the Guarantors that is secured equally and ratably with the Notes;

(4) all obligations arising with respect to any Second Lien Debt (including, without limitation, principal, premium, interest (including post-petition interest at the rate provided in the relevant Second Lien Document, whether or not a claim for post-petition interest is allowable in an applicable Insolvency or Liquidation Proceeding), fees, indemnifications, expenses and other obligations and guarantees of the foregoing; and

(5) any other Indebtedness of the Issuers or the Guarantors that is secured equally and ratably with the Notes.

“Second Lien Documents” means, collectively, the Indenture, the Notes and each of the other agreements, documents and instruments providing for or evidencing any Second Lien Debt, and any other document or instrument executed or delivered at any time in connection with any Second Lien Debt, including any Security Documents securing any Second Lien Debt and any intercreditor or joinder agreement among holders of Second Lien Debt, to the extent such are effective at the time, in each case as may be amended, restated, supplemented, modified, renewed, extended or refinanced from time to time.

“Second Lien Security Agreement” has the meaning assigned to such term in the Collateral Trust Agreement.

“Second Lien Representatives” has the meaning assigned to such term in the Collateral Trust Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Collateral Trust Agreement, the Second Lien Security Agreement and all other security agreements, pledge agreements, mortgages, deeds of trust, collateral assignments, collateral agency agreements, debentures, control agreements or other grants or transfers for security executed and delivered by the Issuers or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of the Collateral Trust Agreement.

“Senior Debt” means:

(1) all Indebtedness of the Partnership or any of its Restricted Subsidiaries outstanding under the Credit Agreement and all obligations under Hedging Contracts with respect thereto;

(2) any other Indebtedness of the Partnership or any of its Restricted Subsidiaries permitted to be incurred under the terms of this indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Note Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include: (a) any intercompany Indebtedness of the Partnership or any of its Restricted Subsidiaries to the Partnership or any of its Affiliates; or (b) any Indebtedness that is incurred in violation of this Indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Partnership or any of its Restricted Subsidiaries.

“Series of Second Lien Debt” has the meaning assigned to it in the Collateral Trust Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Services Agreement” means the Services Agreement, dated as of November 9, 2011, by and among Rentech Nitrogen Partners, L.P., the General Partner and Rentech, Inc.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock Equivalent” means all securities convertible into or exchangeable for Capital Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Capital Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 15, 2016; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Partnership shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to April 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Partnership will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officer’s Certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trustee” means Wells Fargo Bank, National Association, in its capacity as Trustee under this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Partnership (other than Finance Corp.) that is designated by the Board of Directors of the Partnership as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Partnership or any of its Restricted Subsidiaries;

(2) is not party to any agreement, contract, arrangement or understanding with the Partnership or any Restricted Subsidiary of the Partnership unless the terms of any such agreement, contract, arrangement or understanding would be permitted under Section 4.11 hereof after giving effect to the exceptions thereto;

(3) is a Person with respect to which neither the Partnership nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except to the extent permitted under Section 4.07 or Section 4.9 hereof; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Partnership or any of its Restricted Subsidiaries, except to the extent such guarantee or credit support would be released upon such designation or would be permitted under Section 4.07 hereof.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have directly a Board of Directors, Voting Stock means such Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding aggregate amount of such Indebtedness.

Section 1.02	Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Settlement Date”	4.15
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Incremental Funds”	4.07
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03

Term	Defined in Section
“Permitted Debt”	4.09
“Payment Default”	6.01
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Suspended Covenants”	4.18
“Suspension Period”	4.18
“Trailing Four Quarters”	4.07

Section 1.03	Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “including” is not limiting;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions;

(7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(8) any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(9) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(10) the phrase “in writing” as used herein shall be deemed to include PDF attachments and other electronic means of transmission, unless otherwise indicated.

ARTICLE 2

THE NOTES

Section 2.01	Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibits A1 and A2 hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors, the Trustee and the Collateral Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibits A1 or A2 hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A1 hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, at its Minneapolis, MN office, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Restricted Period will be terminated upon the receipt by the Trustee of:

(1) a written certificate from the Depositary, if available, together with copies of certificates from Euroclear and Clearstream, if available, certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and

(2) an Officer’s Certificate from the Issuers.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures and the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interests therein as hereinafter provided.

(3) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02	Execution and Authentication.

At least one Officer must sign the Notes for each Issuer by manual, facsimile, PDF attachment or other electronically transmitted signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Issuers signed by an Officer of each Issuer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Partnership.

Section 2.03	Registrar and Paying Agent.

The Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuers or any of the Partnership’s Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent (at its office in Minneapolis, MN) and to act as Custodian with respect to the Global Notes.

Section 2.04	Paying Agent to Hold Money in Trust.

The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, or premium or interest, if any, on, the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the

Trustee, the Paying Agent (if other than the Issuers or a Subsidiary) will have no further liability for the money. If an Issuer or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee will serve as Paying Agent for the Notes.

Section 2.05	Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06	Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All beneficial interests in the Global Notes will be exchanged by the Issuers for Definitive Notes if:

(1) the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary;

(2) the Issuers, at their option but subject to DTC’s requirements, determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuers for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Depositary notifies the Trustee of its decision to exchange the Global Notes for Definitive Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, other than Definitive Notes issued pursuant to any of the events described above in Section 2.06(a)(1), 2.06(a)(2) or 2.06(a)(3). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in Section 2.06(b) hereof;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(4), an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to Section 2.06(b)(4) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to Section 2.06(b)(4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Issuers or any of the Partnership’s Subsidiaries, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(3), an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof; or

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(2), an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to Section 2.06(d)(2) or Section 2.06(d)(3) at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(2), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144 (TAKING INTO ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS NOTE, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY OF THE PARTNERSHIP, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT)) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED .(OTHER THAN A TRANSFER PURSUANT TO CLAUSE (2)(D) OR (2)(E) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3) (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THE AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuers will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes to be redeemed or purchased pursuant to an offer to purchase and ending at the close of business on the day such notice of redemption is mailed;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part;

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date; or

(D) to register the transfer of or to exchange a Note tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronically including by PDF.

(i) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(j) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.07	Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note of like tenor and principal amount, bearing a number not contemporaneously outstanding, if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Partnership in its discretion may, instead of issuing a new Note, pay such Note.

Section 2.08	Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of either of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than either Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with either Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10	Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11	Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirements of the Exchange Act) in accordance with its customary procedures. The Trustee shall provide the Partnership a list of all Notes that have been cancelled from time to time as requested by the Partnership upon its written request and to the extent available under the Trustee’s customary procedures. The Issuers may not issue new Notes to replace Notes that have been paid or that have been delivered to the Trustee for cancellation.

Section 2.12	Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) will deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13	CUSIP Numbers and ISIN Numbers.

The Issuers in issuing the Notes may use CUSIP numbers and ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices as a convenience to Holders, provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes and any such repurchase shall not be affected by any defect in or omission of such numbers. The Partnership will promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01	Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they must furnish to the Trustee, at least 15 days prior to the date that a notice of redemption is delivered to Holders (or such shorter period as may be acceptable to the Trustee), an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price (if then determined and otherwise the method of determination).

Section 3.02	Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption on a pro rata basis, by lot, except that any Notes represented by a Note in global form pursuant to Article 2 hereof will be selected by such method as DTC or its nominee or successor may require.

The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03	Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Issuers will send electronically, mail or cause to be mailed, by first class mail, or as otherwise provided in accordance with the procedures of DTC, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price (if then determined and otherwise the method of determination);

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the Holder thereof upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuers default in making such redemption payment, interest on Notes or portions thereof called for redemption ceases to accrue on and after the redemption date, subject to any condition precedent set forth in the notice;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes;

(9) any conditions precedent to which the redemption or notice is subject; and

(10) any applicable CUSIP or ISIN number.

At the Issuers’ request, the Trustee will give the notice of redemption in the Issuers’ names and at the Issuers’ expense; provided, however, that the Officer’s Certificate delivered to the Trustee pursuant to Section 3.01 hereof requests that the Trustee give such notice and is accompanied by a copy of the notice of redemption that sets forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04	Effect of Notice of Redemption.

Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become due and payable on the redemption date at the redemption price, unless the redemption is subject to a condition precedent that is not satisfied or waived. Any redemption or notice of redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent.

The notice of redemption, if sent or mailed in the manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Section 3.05	Deposit of Redemption or Purchase Price.

Prior to 10:00 a.m. Eastern Time (or such later time as may be agreed to by the Paying Agent or Trustee) on any redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased. In addition, all money, if any, earned on funds held by the Trustee or the Paying Agent shall be remitted to the Partnership.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.

Section 3.06	Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered. No Note in denominations of $2,000 or less shall be redeemed in part.

Section 3.07	Optional Redemption.

(a) At any time prior to April 15, 2016, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes), upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 106.500% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with an amount not exceeding the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of the Notes issued under this Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Partnership and its Subsidiaries); and

(2) the redemption occurs within 120 days of the date of the closing of each such Equity Offering.

(b) Prior to April 15, 2016, the Issuers may on any one or more occasions redeem all or part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of

(1) the principal amount thereof, plus

(2) the Make Whole Premium at the redemption date, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(c) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Partnership’s option prior to April 15, 2016.

(d) On and after April 15, 2016, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve month period beginning on April 15 of the years indicated below:

Year	Percentage
2017	104.875%
2018	103.250%
2019	101.625%
2020 and thereafter	100.000%

Unless the Partnership defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08	Mandatory Redemption.

The Partnership is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09	Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Partnership is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of Pari Passu Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Partnership will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other Pari Passu Debt (on a pro rata basis based on the principal amount of Notes and such other Pari Passu Debt surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Partnership will send electronically, or mail or cause to be mailed, by first class mail or as otherwise provided in accordance with the procedures of DTC, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Partnership defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest on and after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Partnership, a Depositary, if appointed by the Partnership, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Partnership, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, electronic image scan, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other Pari Passu Debt surrendered by Holders thereof exceeds the Offer Amount allocated to the purchase of Notes in the Asset Sale Offer, the Trustee will select the Notes and other Pari Passu Debt to be purchased on a pro rata basis (except that any Notes represented by a Global Note shall be selected by such method as DTC or its nominee or successor may require, or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate) based on the principal amount of Notes and such other Pari Passu Debt surrendered (with such adjustments as may be deemed appropriate by the Partnership so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Partnership will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Notes or portions thereof tendered pursuant to the Asset Sale Offer, and required to be purchased pursuant to this Section 3.09 and Section 4.10 hereof, or if Notes in an aggregate principal amount less than the Offer Amount allocated to the purchase of Notes in the Asset Sale Offer have been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Partnership in accordance with the terms of this Section 3.09. The Partnership, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Partnership for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon written request from the Issuers, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered, provided that such Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Partnership to the Holder thereof. The Partnership will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01	Payment of Notes.

The Issuers will pay or cause to be paid the principal of, premium on, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary of the Partnership, holds as of 10:00 a.m. New York City time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

Section 4.02	Maintenance of Office or Agency.

(a) The Issuers will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of the obligation to maintain an office or agency for such purposes. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Partnership hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Partnership in accordance with Section 2.03 hereof.

Section 4.03	Reports.

(a) So long as any Notes are outstanding, the Partnership will furnish to the Holders of the Notes (or file or furnish, as applicable, with the SEC for public availability) within the time periods specified in the SEC’s rules and regulations applicable to a non-accelerated filer (including any extensions permitted by Rule 12b-25 thereof), whether or not required to file reports with the Commission pursuant to Section 13 or 15(d) of the Exchange Act:

(1) all quarterly and annual financial and other information with respect to the Partnership and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Partnership were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Partnership’s certified independent accountants; provided, however, such reports shall not be required to comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act or related items 307 and 308 of Regulation S-K; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Partnership were required to file such reports.

(b) At any time the Partnership is not required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, (A) after furnishing the Holders of Notes or causing the Trustee to furnish to the Holders of Notes the reports and financial statements required by clauses (1) and (2) of Section 4.03(a) hereof, the Partnership will hold a conference call to discuss such reports and the results of operations for the relevant reporting period and (B) the Partnership will issue a press release to an internationally recognized wire service prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders of Notes, prospective investors, broker dealers and securities analysts to contact the appropriate person at the Partnership to obtain such information.

(c) If the Partnership has designated any of its Subsidiaries as Unrestricted Subsidiaries (other than Unrestricted Subsidiaries that, when taken together with all other Unrestricted Subsidiaries, are “minor” within the meaning of Rule 3-10 of Regulation S-X), then, to the extent material, the quarterly and annual financial information required by Section 4.03(a) hereof will include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto, or in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Partnership and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Partnership.

(d) If, at any time, the Partnership is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Partnership will nevertheless continue filing the reports specified in the preceding paragraphs of this Section 4.03 with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Partnership will not take any action for the purpose of causing the SEC not to accept any such filings.

(e) The Partnership and the Guarantors agree that, for so long as any Notes are not freely tradeable under the Securities Act, if at any time they or a parent company are not required to file with the SEC or furnish to Holders of Notes the reports required by Section 4.03(a), the Issuers and the Guarantors will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) Reports by the Partnership or Guarantors delivered to the Trustee should be considered for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Partnership’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(g) The Trustee will have no responsibility to determine whether the posting of such reports has occurred.

(h) Any failure to comply with the provisions of this Section 4.03 shall be automatically cured when the Partnership, provides all required reports to the Holders of Notes or files all required reports with the SEC.

For the avoidance of doubt, the availability of the foregoing reports on the Commission’s EDGAR filing system will be deemed to satisfy the foregoing delivery requirements.

Section 4.04	Compliance Certificate.

(a) The Issuers shall deliver to the Trustee and the Collateral Trustee, within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2013, an Officer’s Certificate stating that a review of the activities of the Partnership and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuers have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuers have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto).

(b) So long as any of the Notes are outstanding, the Issuers will deliver to the Trustee and the Collateral Trustee, within 30 days of any Officer of either Issuer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default, its status and what actions the Issuers are taking or propose to take in respect thereof, but only to the extent that such Default or Event of Default has not been cured by the end of such 30 day period.

Section 4.05	Taxes.

The Partnership will pay or discharge, and will cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders of the Notes.

Section 4.06	Stay, Extension and Usury Laws.

Each of the Issuers and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuers and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07	Restricted Payments.

(a) The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) pay any dividend or make any other payment or distribution on account of the Partnership’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Partnership or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Partnership’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Partnership or payable to the Partnership or a Restricted Subsidiary of the Partnership);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Partnership) any Equity Interests of the Partnership, any direct or indirect parent of the Partnership or any Restricted Subsidiary of the Partnership held by Persons other than the Partnership or any Restricted Subsidiary of the Partnership;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is contractually subordinated to the Notes or the Note Guarantees (excluding any intercompany Indebtedness between or among the Partnership and any of its Restricted Subsidiaries), except, in each case, a payment of (a) interest or principal at the Stated Maturity thereof (or the satisfaction of a sinking fund obligation) or (b) principal and accrued interest, due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and:

(1) if the Fixed Charge Coverage Ratio for the Partnership’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment (the “Trailing Four Quarters”) is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Partnership and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2) through (13) of Section 4.07(b)) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

(a)	Available Cash with respect to the Partnership’s most recently completed quarter; plus

(b)	100% of (i) the aggregate amount of cash or the fair market value of any assets received by the Partnership after the date hereof as a contribution to its equity capital (other than from Equity Interests or debt securities sold to a Restricted Subsidiary of the Partnership), and (ii) the aggregate net cash proceeds from the issue or sale of Equity Interests of the Partnership (other than proceeds from the issue or sale of Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Partnership that have been converted into or exchanged for such Equity Interests of the Partnership (other than Equity Interests or debt securities sold to a Restricted Subsidiary of the Partnership); plus

(c)	the net cash proceeds and the fair market value of assets received by the Partnership or any Restricted Subsidiary of the Partnership from (i) the disposition, sale, liquidation, retirement or redemption of all or any portion of any Restricted Investment made after the date hereof, net of disposition costs and repurchases and redemptions of such Restricted Investments from the Partnership or its Restricted Subsidiaries, and repayments of loans or advances and releases of guarantees which constitute Restricted Investments by the Partnership or its Restricted Subsidiaries and (ii) the sale (other than to the Partnership or a Restricted Subsidiary of the Partnership) of the Capital Stock of an Unrestricted Subsidiary, plus

(d)	the net reduction in Restricted Investments resulting from (i) dividends, repayments of loans or advances, or other transfers of assets in each case that are received by the Partnership or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or (ii) redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash for any period commencing on or after the date hereof, plus

(e)	without duplication, in the event the Partnership or any Restricted Subsidiary of the Partnership makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Partnership, an amount equal to the fair market value of the existing Investment in such Person that was previously treated as a Restricted Payment (items (b), (c), (d) and (e) being referred to as “Incremental Funds”), minus

(f)	the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

(2) if the Fixed Charge Coverage Ratio for the Trailing Four Quarters is less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Partnership and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2) through (13) of Section 4.07(b)) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

(a)	$60.0 million less the aggregate amount of all prior Restricted Payments made by the Partnership and its Restricted Subsidiaries pursuant to this clause (2)(a) since the date hereof, plus

(b)	Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

(b) The restrictions in Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of its declaration or the giving of a redemption notice related thereto, as the case may be, if at the date of declaration or notice the payment would have complied with the provisions of this Indenture;

(2) the purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness of the Partnership or any Guarantor or of any Equity Interests of the Partnership, the acquisition of any Restricted Investment or the making of any other Restricted Payment, in each such case in exchange for, or out of the net cash proceeds of the substantially concurrent (i) contribution (other than from a Restricted Subsidiary of the Partnership) to the equity capital of the Partnership or (ii) sale (other than to a Restricted Subsidiary of the Partnership) of, Equity Interests of the Partnership (other than Disqualified Stock) or any direct or indirect parent of the Partnership, to the extent actually contributed to the Partnership, with a contribution or sale being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement for value or other Restricted Payment occurs not more than 120 days after such contribution or sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value or other Restricted Payment will be excluded (or deducted, if included) from the calculation of Available Cash and Incremental Funds;

(3) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness of the Partnership or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Partnership to the holders of its Equity Interests on a pro rata basis;

(5) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Partnership or any Restricted Subsidiary of the Partnership held by any current, future or former director, officer, consultant or employee of the Partnership, any Restricted Subsidiary of the Partnership, the General Partner or any direct or indirect parent of the Partnership or their estates or the beneficiaries of such estates (including the payment of dividends to enable the General Partner or any direct or indirect parent of the Partnership to repurchase Equity Interests owned by its directors, officers, consultants and employees), provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year, plus up to $5.0 million that was unused in prior calendar years may be carried forward to successive calendar years and added to such amount; provided, further, that such amounts will be increased by the cash proceeds of key man life insurance policies received by the Partnership, its Restricted Subsidiaries, the General Partner or any direct or indirect parent of the Partnership and actually contributed to the Partnership after the date hereof, provided, however, that the amount of any such cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value will be excluded (or deducted, if included) from the calculation of Available Cash and Incremental Funds;

(6) the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of unit options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of unit options, warrants, incentives or rights to acquire Equity Interests;

(7) any purchase, redemption, retirement, defeasance or other acquisition for value of any subordinated Indebtedness (i) at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness plus accrued interest in accordance with provisions similar to Section 4.15 hereof and (ii) at a purchase price not greater than 100% of the principal amount thereof plus accrued interest in accordance with provisions similar to Section 4.10 hereof; provided that, prior to or simultaneously with such purchase, redemption, retirement, defeasance or other acquisition, the Partnership shall have complied with Section 4.10 and Section 4.15 hereof, as the case may be, and repurchased all notes validly tendered for payment in connection with the Change of Control Offer or Asset Sale Offer, as the case may be;

(8) payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Article 5 hereof;

(9) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Partnership;

(10) the declaration and payment of dividends or distributions by the Partnership or any Restricted Subsidiary to, or the making of loans to, the owners of the Partnership in amounts sufficient for the direct or indirect parents to pay, in each case, without duplication:

(a)	(1) franchise and excise taxes and other fees, taxes and expenses, in each case, to the extent required to maintain such direct or indirect parents’ existence to the extent attributable to the ownership or operation of the General Partner, the Partnership and the Restricted Subsidiaries; and (2) federal, foreign, state and local income taxes that would be payable by such direct or indirect parents on the income of the Partnership and its Subsidiaries without taking into account any other tax liabilities or tax assets, including net operating losses, of such direct or indirect parents; provided, that in each case, the amount of such payments or loans in any fiscal year does not exceed the amount that the Partnership and its Subsidiaries would be required to pay in respect of federal, foreign, state and local income taxes for such fiscal year were the Partnership and its Subsidiaries members of an affiliated, consolidated, combined, unitary or similar group of which the Partnership was the common parent;

(b)

(1) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent of the Partnership to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the General Partner or the Partnership and its Restricted Subsidiaries and (2) any reasonable and customary indemnification claims made by directors or officers of the Partnership or the General Partner; and

(c)	general corporate administrative, operating and overhead costs and expenses of any direct or indirect parent of the Partnership to the extent attributable to the ownership or operation of the General Partner or the Partnership and its Restricted Subsidiaries;

(11) any payments in connection with a consolidation, merger or transfer of assets that is not prohibited by this Indenture not to exceed $5.0 million in the aggregate after the date hereof;

(12) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Partnership or any Preferred Stock of any Restricted Subsidiary of the Partnership issued on or after the date hereof in accordance with Section 4.09 hereof; and

(13) payments to the General Partner constituting reimbursements for expenses in accordance with the Partnership Agreement as in effect on the date of hereof and as it may be amended or replaced thereafter, provided that any such amendment or replacement is not materially less favorable to the Partnership in any material respect than the agreement prior to such amendment or replacement;

provided that, no Event or Default (other than in the case of clauses (1) and (10) of this Section 4.07(b)), and no Default (solely in the case of clauses (5) and (11) of this Section 4.07(b)) has occurred and is continuing or would occur as a consequence thereof.

(c) The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment or the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Partnership or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any Restricted Investment, assets or securities that are required to be valued by this covenant will be determined, in the case of amounts greater $20.0 million, by a majority of the disinterested members of the Board of Directors of the Partnership whose determination shall be evidenced by a Board Resolution. For purposes of determining compliance with this Section 4.07, (i) in the event that a Restricted Payment (or payment or other transaction that, except for being a Permitted Investment, would constitute a Restricted Payment) meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (13) of Section 4.07(b) hereof, or is permitted pursuant to Section 4.07(a) hereof or is a Permitted Investment, the Partnership will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or other such transaction (or portion thereof) on the date made or later reclassify such Restricted Payment or other such transaction (or portion thereof) in any manner that complies with this Section 4.07; and (ii) in the event a Restricted Payment is made pursuant to Section 4.07(a), the Partnership will be permitted to classify whether all or any portion thereof is being (and in the absence of such classification shall be deemed to have classified the minimum amount possible as having been) made with Incremental Funds. For purposes of this Indenture, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Partnership or a Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Section 4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Partnership or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Partnership or any of its Restricted Subsidiaries;

(2) make loans or advances to the Partnership or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Partnership or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of this Indenture, as determined in good faith by the Partnership;

(2) this Indenture, the Notes (and any Additional Notes), the Note Guarantees, the Security Documents and the Intercreditor Agreement;

(3) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4) agreements governing other Indebtedness permitted to be incurred under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Note Guarantees or the Credit Agreement as in effect on the date hereof;

(5) any agreement or instrument governing Indebtedness or Capital Stock or any other agreement of a Person acquired by the Partnership or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or such agreement entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of this Indenture to be incurred; and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such instrument or agreement or any related Indebtedness, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in this Indenture or those agreements in effect at the time acquired, as determined in good faith by the Partnership;

(6) customary provisions in purchase and sale or exchange agreements, joint venture agreements or similar operating agreements or in licenses, easements or leases or other agreements, in each case entered into in the ordinary course of business;

(7) Capital Lease Obligations, operating leases, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of Section 4.08(a) hereof;

(8) any agreement for the sale or other disposition of some or all of the Capital Stock of, or any property and assets of, a Restricted Subsidiary of the Partnership that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined in good faith by the Partnership;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) any agreement or instrument relating to any property or assets acquired after the date of this Indenture, so long as such encumbrance or restriction was in effect as of the date of the acquisition and relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Partnership or any Restricted Subsidiary thereof in any manner material to the Partnership or any Restricted Subsidiary thereof, as determined in good faith by the Partnership;

(14) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, shareholders’ agreements, partnership agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Board of Directors of the Partnership or in the ordinary course of business, which limitation is applicable only to the assets or property that is the subject of such agreements;

(15) provisions restricting subletting or assignment of any lease governing a leasehold interest of the Partnership or any Restricted Subsidiary, or restrictions in licenses (including licenses of intellectual property) relating to the property covered thereby, or other encumbrances or restrictions in agreements or instruments relating to specific assets or property that restrict generally the transfers of such assets or property; provided that such encumbrances or restrictions do not materially affect the ability of the Partnership to make principal or interest payments on the Notes when due as required by the terms of this Indenture, as determined in good faith by the Partnership;

(16) in the case of any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) any such encumbrance or restriction does not materially affect the Partnership’s ability to make principal or interest payments on the Notes when due as required by the terms of this Indenture, as determined in good faith by the Partnership; and

(17) any Permitted Investment under clauses (6), (8) and (10) of the definition thereof.

For purposes of determining compliance with this Section 4.08, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Partnership or a Restricted Subsidiary of the Partnership to other Indebtedness incurred by the Partnership or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), the Partnership will not issue any Disqualified Stock, and the Partnership will not permit any of its Restricted Subsidiaries (other than a Guarantor) to issue any Preferred Stock; provided, however, that the Partnership and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may issue Preferred Stock, if, for the Partnership’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued, the Fixed Charge Coverage Ratio would have been at least 2.00 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any Disqualified Stock or Preferred Stock described below:

(1) the incurrence by the Partnership or any of its Restricted Subsidiaries of additional Indebtedness (including guarantees and letters of credit) under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Partnership and its Subsidiaries thereunder) and then outstanding at any one time does not exceed the greater of (a) $52.5 million and (b) 25.0% of the Partnership’s Consolidated Net Tangible Assets determined on the date of such incurrence;

(2) the incurrence by the Partnership and the Guarantors of Indebtedness represented by the Initial Notes and the related Note Guarantees;

(3) the incurrence by the Partnership or its Restricted Subsidiaries of the Existing Indebtedness other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b);

(4) the incurrence by the Partnership or any of its Restricted Subsidiaries of Indebtedness (including Indebtedness represented by Capital Lease Obligations, Attributable Debt, mortgage financings or purchase money obligations) or the issuance by the Partnership or any of its Restricted Subsidiaries of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair or improvement of property (real or personal), plant or equipment or other assets used in the business of the Partnership or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $20.0 million and (b) 10.0% of the Partnership’s Consolidated Net Tangible Assets determined at the time of such incurrence;

(5) the incurrence by the Partnership or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by this Indenture to be incurred (or Disqualified Stock or Preferred Stock permitted to be issued) under Section 4.09(a) hereof or clauses (2), (3), (4), (12) or (18) of this Section 4.09(b) or this subclause 4.09(b)(5);

(6) the incurrence by the Partnership or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Partnership and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Partnership is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Guarantor is the obligor on such Indebtedness and neither the Partnership nor another Guarantor is the obligee, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Note Guarantee of such Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Partnership or a Restricted Subsidiary of the Partnership and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Partnership nor a Restricted Subsidiary of the Partnership will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Partnership or such Restricted Subsidiary, as the case may be, that was not permitted by this subclause 4.09(b)(6);

(7) the incurrence by the Partnership or any of its Restricted Subsidiaries of obligations under Hedging Contracts in the ordinary course of business and not for speculative purposes;

(8) the guarantee by the Partnership or any of its Restricted Subsidiaries of Indebtedness of the Partnership or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to the Notes, then the guarantee must be subordinated to the same extent as the Indebtedness being guaranteed;

(9) the incurrence by the Partnership or any of its Restricted Subsidiaries of obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business;

(10) the incurrence by the Partnership or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Partnership and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Partnership or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(11) the issuance by any of the Partnership’s Restricted Subsidiaries to the Partnership or to any of its Restricted Subsidiaries of any Preferred Stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Partnership or a Restricted Subsidiary of the Partnership; and

(B) any sale or other transfer of any such Preferred Stock to a Person that is not either the Partnership or a Restricted Subsidiary of the Partnership,

shall be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this subclause 4.09(b)(11);

(12) Acquired Debt incurred by the Partnership or a Restricted Subsidiary, provided that, after giving effect to the related merger or acquisition transaction, on a pro forma basis, either (a) the Partnership would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof or (b) the Fixed Charge Coverage Ratio for the Partnership would be equal to or greater than immediately prior to such transactions;

(13) the incurrence by the Partnership or any of its Restricted Subsidiaries of additional Indebtedness, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred under this clause (13), does not exceed the greater of $30.0 million and 15.0% of the Partnership’s Consolidated Net Tangible Assets;

(14) Indebtedness incurred by the Partnership or any Restricted Subsidiary of the Partnership to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes in accordance with this Indenture;

(15) Indebtedness of the Partnership or any Restricted Subsidiary of the Partnership consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements, including, without limitation, long-term off-take contracts for Hydrocarbons, incurred in the ordinary course of business;

(16) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(17) Guarantees (a) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (b) otherwise constituting Investments not prohibited hereunder;

(18) Indebtedness issued by the Partnership or any of its Restricted Subsidiaries to any current, future or former director, officer, consultant or employee of the Partnership, the General Partner, any direct or indirect parent of the Partnership or any Restricted Subsidiary of the Partnership, or their estates or the beneficiaries of such estates to finance the purchase, redemption, acquisition or retirement for value of Equity Interests permitted by Section 4.07(b)(5) hereof, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred under this clause (18), not to exceed $5.0 million as of any date of incurrence;

(19) Indebtedness incurred in connection with any Sale and Leaseback Transaction not relating to the Principal Properties and any refinancing, refunding, renewal or extension of any such Indebtedness, provided that, except to the extent otherwise permitted hereunder, the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and the direct and contingent obligors with respect to such Indebtedness are not changed;

(20) Indebtedness in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the ordinary course of business;

(21) Indebtedness representing deferred compensation to employees of the Partnership (or any direct or indirect parent of the Partnership) and its Restricted Subsidiaries incurred in the ordinary course of business; and

(22) cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness (including Acquired Debt), Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) of Section 4.09(b), or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Partnership will be permitted to divide and classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this Section 4.09 (including in part pursuant to one or more clauses and/or in part pursuant to Section 4.09(a) hereof). Any Indebtedness under the Credit Agreement on the date hereof shall be considered incurred under Section 4.09(b)(1) hereof and may not be later reclassified.

(c) The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09, provided, in each such case, that the amount thereof is included in Fixed Charges of the Partnership as accrued. Further, the accounting reclassification of any obligation of the Partnership or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this Section 4.09.

(d) For purposes of determining any particular amount of Indebtedness, any Guarantees, Liens or obligations with respect to letters of credit, in each case, supporting Indebtedness otherwise included in the determination of such particular amount, will not be included. In addition, notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10	Asset Sales.

(a) The Partnership will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) other than in case of an Event of Loss, the Partnership (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) other than in case of an Event of Loss, the fair market value is determined by the Board of Directors of the Partnership if the value is $20.0 million or more and evidenced by a resolution of the Board of Directors of the Partnership; and

(3) at least 75% of the aggregate consideration received by the Partnership and its Restricted Subsidiaries in the Asset Sale is in the form of cash, Cash Equivalents or Replacement Assets, and, if the Asset Sale is a Sale of Collateral, such Replacement Assets must constitute Collateral. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities (as shown on the Partnership’s or any Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or as would be shown on such balance sheet or footnotes if such liability was incurred subsequent to the date of such balance sheet), of the Partnership or such Subsidiary (other than contingent liabilities and liabilities that are by their terms contractually subordinated in right of payment to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Partnership or such Subsidiary from further liability, or that are otherwise released or assumed; and

(b)	any securities, notes or other obligations received by the Partnership or any Restricted Subsidiary from such transferee that are, within 180 days after the Asset Sale, converted by the Partnership or such Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale other than a Sale of Collateral, the Partnership or any Restricted Subsidiary may apply such Net Proceeds at its option to any combination of the following:

(1) to repay, redeem, repurchase or otherwise retire any Senior Debt of the Partnership or any of its Subsidiaries, including the Notes to the extent otherwise permitted by this Indenture;

(2) to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business if, after giving effect to such acquisition, such Person is or becomes a Restricted Subsidiary of the Partnership;

(3) to acquire any Capital Stock of a Person operating a Permitted Business, if, after giving effect to such acquisition, such Person operating a Permitted Business is or becomes a Restricted Subsidiary of the Partnership;

(4) to make capital expenditures in respect of the Partnership’s or its Restricted Subsidiaries’ Permitted Business or make an Investment in Replacement Assets; or

(5) to acquire other assets that are used or useful in a Permitted Business or make an Investment in assets that will be used or useful in the Partnership’s business.

The requirement of clauses (2) through and including (5) of this Section 4.10(b) shall be deemed to be satisfied if a bona fide binding contract committing to make the acquisition, purchase, Investment or expenditure referred to therein is entered into by the Partnership (or any Restricted Subsidiary) within the time period specified in this Section 4.10(b) and such Net Proceeds are subsequently applied in accordance with such contract within 365 days following the date such agreement is entered into. Pending the final application of any such Net Proceeds, the Partnership may utilize such Net Proceeds in any manner that is not prohibited by this Indenture.

(c) Within 365 days after the receipt of any Net Proceeds from an Asset Sale that constitutes a Sale of Collateral, the Partnership (or the Restricted Subsidiary that owned those assets, as the case may be) shall apply those Net Proceeds at its option to any combination of the following:

(1) to repay, redeem, repurchase or otherwise retire any (i) First Lien Debt, (ii) Pari Passu Debt or (iii) the Notes, and, if the Indebtedness being repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, provided that if the Partnership or any Restricted Subsidiary shall so repay any Pari Passu Debt, the Partnership or such Restricted Subsidiary will equally and ratably repay, redeem or repurchase the Notes as provided in Section 3.07 hereof through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer in accordance with Section 3.09 hereof to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of the Notes)

(2) to repay any Indebtedness secured by a Permitted Lien on any Collateral that was sold in such Asset Sale;

(3) to make an Investment in other assets or property that would constitute Collateral;

(4) to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business if, after giving effect to such acquisition, such properties or assets would constitute Collateral;

(5) to acquire any Capital Stock of a Person operating a Permitted Business if, after giving effect to such acquisition, such Person operating a Permitted Business is or becomes a Guarantor or is merged into or consolidated with the Partnership or another Guarantor and all such Capital Stock would be pledged as Collateral to the extent required under this Indenture;

(6) to make capital expenditures with respect to assets that constitute Collateral or make an Investment in Replacement Assets that constitute Collateral; or

(7) to acquire other long-term assets that constitute Collateral and that are used or useful in a Permitted Business.

The requirement of clauses (3) through and including (7) of this Section 4.10(c) hereof shall be deemed to be satisfied if a bona fide binding contract committing to make the acquisition, purchase, Investment or expenditure referred to therein is entered into by the Partnership (or any Restricted Subsidiary) within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within 180 days following the date such agreement is entered into. Pending the final application of any such Net Proceeds, the Partnership may use such Net Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) or Section 4.10(c) hereof will constitute “Excess Proceeds” (it being understood that any portion of such Net Proceeds used to make an offer to purchase notes as described in Sections 4.10(b)(1) and 4.10(c)(1) shall be deemed to have been invested whether or not such offer is accepted).

(e) Within 10 business days after the aggregate amount of Excess Proceeds exceeds $20.0 million (or, at the Partnership’s option, on any earlier date), the Partnership will make an offer (the “Asset Sale Offer”) to all Holders of Notes and all holders of other Pari Passu Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, to purchase, prepay or redeem the maximum principal amount of notes and such other Pari Passu Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after the consummation of an Asset Sale Offer, the Partnership or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Trustee or agent for such other Pari Passu Debt shall select such Pari Passu Debt to be purchased on a pro rata basis or by lot (except that any Notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate) but with such adjustments as necessary so that no Notes or other Pari Passu Debt is purchased in part in an authorized denomination, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(f) The Partnership will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 hereof or this Section 4.10, the Partnership will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11	Transactions with Affiliates.

(a) The Partnership will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan, advance or guarantee with any Affiliate of the Partnership in an amount in excess of $5.0 million (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Partnership or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Partnership or such Restricted Subsidiary with an unrelated Person or, if, as determined in good faith by the Partnership, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Partnership or the relevant Restricted Subsidiary from a financial point of view;

(2) the Partnership delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant; and

(3) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Partnership must obtain a resolution of the Board of Directors of the Partnership certifying that such Affiliate Transaction has been approved by either a majority of the disinterested members of the Board of Directors of the Partnership or the conflicts committee (or other committee serving a similar function) of the Board of Directors of the Partnership (so long as the members of the conflicts committee (or other such committee) approving the Affiliate Transaction are disinterested).

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1) any employment, equity award, equity option or equity appreciation agreement or plan, or any consulting, service or termination agreement, or any customary indemnification arrangement or agreement, entered into by the Partnership or any of its Restricted Subsidiaries in the ordinary course of business, and any payments or other awards made pursuant to any of the foregoing;

(2) transactions between or among any of the Partnership and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Partnership solely because the Partnership owns, directly or indirectly, an Equity Interest in, or controls, such Person;

(4) contracts, instruments or other agreements or arrangements, and transactions effected in accordance therewith, in each case as such contracts, instruments or other agreements or arrangements are in effect on the date hereof, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is not materially more disadvantageous to the Partnership and its Restricted Subsidiaries than the agreement so amended or replaced as in effect on the date hereof, as determined by the Partnership in good faith;

(5) customary compensation, indemnification and other benefits made available to current, former and future officers, directors or employees of the Partnership or a Restricted Subsidiary, the General Partner or any direct or indirect parent of the Partnership, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(6) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Partnership and any agreement that provides customary registration rights to the equity holders of the Partnership or any direct or indirect parent of the Partnership and the performance of such agreements;

(7) Restricted Payments that are permitted by Section 4.07 hereof (including any payments that are excluded from the definition of Restricted Payment and Restricted Investment to the extent otherwise permitted by this Indenture) or Permitted Investments;

(8) reimbursement of expenses incurred by the General Partner in operating the business and operations of the Partnership, including without limitation payments to the General Partner and its directors and officers as indemnification payments, in each case in accordance with the Partnership Agreement as in effect on the date hereof and as may be amended, provided that any such amendment is not materially more disadvantageous to the Partnership and its Restricted Subsidiaries than the Partnership Agreement in effect on the date hereof;

(9) in the case of contracts for the purchase or sale of Hydrocarbons or activities or services reasonably related thereto, or other operational contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Partnership or any of its Restricted Subsidiaries with third parties or otherwise on terms not materially less favorable to the Partnership and its Restricted Subsidiaries taken as a whole than those that would be available in a transaction with an unrelated third party in the view of the Partnership;

(10) any guarantee by any direct or indirect parent of the Partnership of Indebtedness or other obligations of the Partnership or any Restricted Subsidiary (which Indebtedness or obligation is not prohibited hereunder);

(11) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Partnership or any of the Partnership’s Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(12) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services in the ordinary course of business on terms not materially less favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Partnership, as determined in good faith by the Partnership;

(13) transactions or agreements in which the Partnership or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an independent financial advisor stating that such transaction or agreement is fair to the Partnership or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 4.11(a)(1) hereof;

(14) any contribution to the common equity capital of the Partnership or any Restricted Subsidiary;

(15) any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(16) (a) guarantees by the Partnership or any of its Restricted Subsidiaries of performance of obligations of the Partnership’s Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Partnership or any Restricted Subsidiary of the Partnership of (or any guarantee by the Partnership or any Restricted Subsidiary limited in recourse solely to) Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of the Partnership’s Unrestricted Subsidiaries, in each case, to the extent otherwise permitted by this Indenture;

(17) payments by the Partnership (or any other direct or indirect parent of the Partnership) or any of its Restricted Subsidiaries pursuant to any tax sharing, allocation or similar agreement to the extent otherwise permitted by this Indenture;

(18) transactions permitted by, and complying with, the provisions of Section 5.01 hereof;

(19) transactions (other than purchases or sales of assets) effected in accordance with the terms of (a) the Partnership Agreement, the Omnibus Agreement and the Services Agreement, in each case as such agreements are in effect on the date hereof, (b) any amendment or replacement of any of such agreements or (c) any agreement entered into hereafter that is similar to any such agreements, so long as, in the case of clause (b) or (c), the terms of any such amendment or replacement agreement or future agreement, taken as a whole, are no less advantageous to the Partnership and its Restricted Subsidiaries or no less favorable to the Holders in any material respect than the agreement so amended or replaced or the similar such agreement currently in effect (considered together with all such similar agreements), respectively, as determined in good faith by the Partnership;

(20) Loans or advances permitted pursuant to clause (9) of the definition of Permitted Investments;

(21) transactions between the Partnership or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of the Partnership or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the Partnership or such Restricted Subsidiary, as applicable, on any matter involving such other Person; and

(22) transactions with Unrestricted Subsidiaries, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the Partnership and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Partnership or such Restricted Subsidiary with an unrelated person, in the good faith determination of the Board of Directors of the Partnership.

Section 4.12	Liens.

The Partnership will not, and will not permit any of the Guarantors to, create, incur, assume or otherwise cause to become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired.

Section 4.13	Business Activities.

(a) The Partnership will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Partnership and its Restricted Subsidiaries taken as a whole, as determined in good faith by the Partnership.

(b) Finance Corp. may not incur Indebtedness (other than Existing Indebtedness) unless (1) the Partnership is a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned or distributed to the Partnership, used to acquire outstanding debt securities issued by the Partnership or used to repay Indebtedness of the Partnership as permitted under Section 4.10 hereof. Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Partnership or its Restricted Subsidiaries and activities incidental thereto (other than activities related to the Existing Indebtedness).

Section 4.14	Corporate Existence.

Subject to Article 5 hereof, the Issuers shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate, limited liability company, partnership or other existence, and the corporate, partnership or other existence of each of the Guarantors that are Subsidiaries of the Partnership, in accordance with their respective organizational documents (as the same may be amended from time to time); provided, however, that the Partnership shall not be required to preserve any such corporate, limited liability company, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Partnership shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Partnership and its Subsidiaries, taken as a whole.

Section 4.15	Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, each Holder of Notes will have the right to require the Partnership to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Section 4.15. In the Change of Control Offer, the Partnership will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date.

(b) No later than 30 days following any Change of Control (or prior to the Change of Control if a definitive agreement is in place for the Change of Control), the Partnership will send a notice to each Holder and the Trustee electronically or by first class mail or otherwise in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Section 4.15 and described in such notice.

(c) The Partnership will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Partnership will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

(d) On or before the Change of Control Settlement Date, the Partnership will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date, the Partnership will:

(1) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Partnership.

(e) The Paying Agent will promptly after the Change of Control mail or wire transfer to each Holder of Notes properly tendered and so accepted the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the Trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Settlement Date.

(f) The provisions described above that require the Partnership to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

(g) The Partnership will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 4.15 applicable to a Change of Control Offer made by the Partnership and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) a notice of redemption has been given for all of the Notes pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price or (3) the Notes have been satisfied and discharged in accordance with Section 12.01 hereof.

(h) Notwithstanding anything to the contrary contained in this Indenture, a Change of Control Offer by the Partnership or a third party may be made in advance of a Change of Control, subject to one or more conditions precedent, including but not limited to the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(i) In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Partnership purchases all of the Notes held by such Holders, the Partnership will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described in this Section 4.15, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Section 4.16	Additional Note Guarantees.

If, after the date of this Indenture, any Restricted Subsidiary of the Partnership that is not already a Guarantor or any Domestic Subsidiary, if not then a Guarantor becomes a borrower or guarantor under any Indebtedness of the Partnership or any Guarantor in excess of the De Minimis Guaranteed Amount, then in either case that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the Trustee within 30 days of the date on which it guaranteed or incurred such Indebtedness, as the case may be. Any guarantee shall be subject to release as described in Article 11. Any Excluded Subsidiary need not become a Guarantor under this Indenture.

Section 4.17	Designation of Restricted and Unrestricted Subsidiaries.

(a) The Partnership may designate any Restricted Subsidiary of the Partnership to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Partnership is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Partnership and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under Section 4.07(a) hereof or represent one or more clauses of the definition of Permitted Investments, as determined by the Partnership. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

(b) The Partnership may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Partnership of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

(c) Any designation of a Subsidiary of the Partnership as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Partnership giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted

Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Partnership as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Partnership will be in default of such covenant.

Section 4.18	Covenant Suspension.

(a) If at any time (1) the rating assigned to the Notes by both S&P and Moody’s is an Investment Grade Rating (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Partnership, the Notes also receive the equivalent investment grade credit rating from another “nationally recognized statistical rating organization” within the meaning of the Exchange Act and the rules and regulations thereunder selected by the Partnership as a replacement agency) and (2) no Default has occurred and is continuing hereunder, the Partnership and its Restricted Subsidiaries will no longer be subject to the following provisions of this Indenture (collectively, the “Suspended Covenants”):

•	Section 4.07 (“Restricted Payments”);

•	Section 4.08 (“Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”);

•	Section 4.09 (“Incurrence of Indebtedness and Issuance of Preferred Stock”);

•	Section 4.10 (“Asset Sales”);

•	Section 4.11 (“Transactions with Affiliates”);

•	Section 4.13 (“Business Activities”);

•	Section 4.17 (“Designation of Restricted and Unrestricted Subsidiaries”); and

•	Section 5.01(a)(4) (Clause (4) of paragraph (a) of “Merger, Consolidation or Sale of Assets”).

(b) After the foregoing covenants have been suspended, the Partnership may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of Unrestricted Subsidiary.

(c) Thereafter, if either S&P or Moody’s (or such other replacement agency) downgrades the ratings assigned to the Notes below the Investment Grade Rating, the Partnership and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth herein (each such date of reinstatement being the “Reinstatement Date”), provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist or have occurred under this Indenture, the Notes or the Note Guarantees with respect to the foregoing suspended covenants based on, and neither Issuer nor any of the Restricted Subsidiaries or Guarantors shall bear any liability for, any actions taken or events occurring during the period the foregoing covenants were suspended (the “Suspension Period”), or any actions taken at any time pursuant to any contractual obligation arising prior to the date the foregoing covenants were reinstated, regardless of whether such actions or events would have been permitted if the applicable suspended covenants remained in effect during such period.

(d) On the date the foregoing covenants are reinstated, all Indebtedness incurred during the suspension period will be deemed to have been outstanding on the date of this Indenture, so that it is classified as permitted under clause (2) of Section 4.09(b) hereof, and all Liens, Investments and affiliate transactions in existence at such time will be deemed to have been outstanding on the date hereof. Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of Section 4.07 hereof as though such covenant had not been in effect during the entire period of time that the covenants were suspended and no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

(e) The Partnership shall deliver an Officer’s Certificate to the Trustee, specifying (1) if a Suspended Covenant event has occurred, (2) if a Reinstatement Date has occurred and (3) the dates of the commencement or ending of any Suspension Period. The Trustee shall not have any duty to monitor whether or not a Suspended Covenant event or Reinstatement Date has occurred or if a Suspension Period has commenced or ended, nor any duty to notify the Holders of any of the foregoing.

ARTICLE 5

SUCCESSORS

Section 5.01	Merger, Consolidation or Sale of Assets.

(a) Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

(1) either: (a) such Issuer is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state or territory of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Partnership is not a corporation (unless a different Subsidiary of the Partnership which is a corporation becomes a co-issuer of the Notes in lieu of Finance Corp.);

(2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the Notes, this Indenture, and the Security Documents;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) in the case of a transaction involving the Partnership and not only Finance Corp., either:

(a) the Partnership or the Person formed by or surviving any such consolidation or merger (if other than the Partnership), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; or

(b) immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Partnership or the Person formed by or surviving any such consolidation or merger (if other than the Partnership), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Partnership immediately before such transactions; and

(5) such Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with this Indenture.

(b) Notwithstanding the restrictions described in Section 5.01(a)(4) hereof, any Restricted Subsidiary (other than Finance Corp.) may consolidate with, merge into or dispose of all or part of its properties and assets to the Partnership without complying with Section 5.01(a)(4) in connection with any such consolidation, merger or disposition.

(c) Notwithstanding Section 5.01(a) hereof, the Partnership is permitted to reorganize as any other form of entity, provided that:

(1) the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Partnership into a form of entity other than a limited partnership formed under Delaware law;

(2) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia;

(3) the entity so formed by or resulting from such reorganization assumes all the obligations of the Partnership under the Notes and this Indenture pursuant to the terms of the Notes and this Indenture;

(4) immediately after such reorganization no Default (other than a Reporting Default) or Event of Default exists; and

(5) such reorganization is not materially adverse to the Holders or Beneficial Owners of the Notes (for purposes of this clause (5) a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the Notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law).

Section 5.02	Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Partnership in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Partnership is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Partnership” shall refer instead to the successor Person and not to the Partnership), and may exercise every right and power of the Partnership under this Indenture with the same effect as if such successor Person had been named as the Partnership herein, and thereafter (except in the case of a lease of all or substantially all of the Partnership’s assets), the Partnership will be relieved of all obligations and covenants under this Indenture and the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01	Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default for 30 consecutive days in the payment when due of interest on the Notes;

(2) default in payment when due of the principal of, or premium, if any, on the Notes;

(3) failure by the Partnership to comply with the provisions of Sections 3.09, 4.10, 4.15 or 5.01;

(4) failure by the Partnership for 90 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with the provisions of Sections 4.03 hereof;

(5) failure by the Issuers for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of their other agreements in this Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary (or the payment of which is guaranteed by the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary), other than, in each case, Indebtedness owing to the Partnership or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date hereof, if that default:

(a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7) failure by the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together as of the most recent audited consolidated financial statements of the Partnership, would constitute a Significant Subsidiary, to pay non-appealable final judgments aggregating in excess of $25.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable;

(8) the occurrence of any of the following:

(a) except as permitted herein or by the Security Documents, any Security Document ceases for any reason to be fully enforceable, or the Partnership or any Subsidiary of the Partnership shall so state in writing or bring an action to limit its obligations or liabilities thereunder, in any material respect; provided, that it will not be an Event of Default under this Section 6.01(a)(8)(a) if the sole result of the failure of one or more Security Documents to be fully enforceable in any material respect is that any Lien purported to be granted under such Security Documents on Collateral, individually or in the aggregate, having a fair market value of not more than $25.0 million ceases to be an enforceable and perfected Lien, subject only to Permitted Liens;

(b) except as permitted herein or by the relevant Security Documents, any Lien for the benefit of the Holders of the Notes purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a fair market value in excess of $25.0 million ceases to be an enforceable and perfected Lien in any material respect, subject only to Permitted Liens, and such condition continues for 60 days after written notice by the Trustee or the Collateral Trustee of failure to comply with such requirement; provided that it will not be an Event of Default under this Section 6.01(a)(8)(b) if such condition results from the action or inaction of the Trustee or the Collateral Trustee; or

(9) except as permitted by this Indenture, any Note Guarantee ceases to be in full force and effect, is declared null and void in a judicial proceeding or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee, except, in each case, by reason of the release of such Note Guarantee in accordance with this Indenture.

(10) the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Partnership that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case;

(b) consents to the entry of an order for relief against it in an involuntary case;

(c) consents to the appointment of a custodian of it or for all or substantially all of its property;

(d) makes a general assignment for the benefit of its creditors; or

(e) generally is not paying its debts as they become due;

(11) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Partnership that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(b) appoints a custodian of the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Partnership that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Partnership that, taken together, would constitute a Significant Subsidiary; or

(c) orders the liquidation of the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Partnership that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(12) except as permitted by this Indenture, any Note Guarantee of a Guarantor that is a Significant Subsidiary of the Partnership (or any group of Guarantors that would collectively constitute a Significant Subsidiary of the Partnership) is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect in any material respect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee if, in each such case, such Default continues for 20 days after written notice of such Default shall have been given to the Trustee.

Section 6.02	Acceleration.

(a) In the case of an Event of Default arising from events specified in Sections 6.01(a)(10) or 6.01(a)(11) hereof, with respect to the Partnership, any Restricted Subsidiary of the Partnership that is a Significant Subsidiary or any group of the Partnership’s Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Partnership, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Partnership (with a copy to the Collateral Trustee) specifying the Event of Default. Upon any such declaration, the Notes shall become due and payable immediately.

(b) Holders of the Notes may not enforce this Indenture or the Notes except as provided herein. The Trustee may withhold notice of any continuing Default or Event of Default from Holders of the Notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the Notes. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

Section 6.03	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04	Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee (with a copy to the Collateral Trustee) may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an Asset Sale Offer or Change of Control Offer); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee (with a copy to the Collateral Trustee) may, on behalf of the Holders of all of the Notes, rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal of, premium or interest, if any, on the Notes that has become due solely because of the acceleration) have been cured or waived. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05	Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct in writing the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06	Limitation on Suits.

Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07	Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08	Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Partnership for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09	Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Partnership (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10	Priorities.

Subject to the provisions contained in the Security Documents and the Intercreditor Agreement, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee and the Collateral Trustee, their agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Collateral Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Partnership or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE AND COLLATERAL TRUSTEE

Section 7.01	Duties of Trustee and Collateral Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) With respect to the Trustee, except during the continuance of an Event of Default, and at all times with respect to the Collateral Trustee:

(1) the duties of the Trustee and the Collateral Trustee will be determined solely by the express provisions of this Indenture and the Trustee and the Collateral Trustee need perform only those duties that are specifically set forth in this Indenture, the Security Documents and the Intercreditor Agreement and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee and the Collateral Trustee; and

(2) in the absence of bad faith on its part, each of the Trustee and the Collateral Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and/or the Collateral Trustee and conforming to the requirements of this Indenture, the Security Documents and the Intercreditor Agreement. However, the Trustee or the Collateral Trustee, as applicable, will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture the Security Documents and the Intercreditor Agreement (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee shall not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) the Collateral Trustee shall not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Collateral Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Collateral Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Collateral Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it by an Act of Required Debtholders or the Trustee acting as directed by an Act of Required Debtholders.

(e) Whether or not therein expressly so provided, every provision of this Indenture, the Security Documents and the Intercreditor Agreement, as applicable, that in any way relates to the Trustee or the Collateral Trustee is subject to paragraphs (a), (b), (c) and (d) of this Section 7.01.

(f) No provision of this Indenture, the Security Documents and the Intercreditor Agreement, as applicable, will require the Trustee or the Collateral Trustee to expend or risk its own funds or incur any liability. Neither the Trustee nor the Collateral Trustee will be under any obligation to exercise any of its rights or powers under this Indenture, the Security Documents and the Intercreditor Agreement, as applicable, at the request of any Holders, unless such Holder has offered to the Trustee or the Collateral Trustee security or indemnity satisfactory to it against any loss, liability or expense.

(g) Neither the Trustee nor the Collateral Trustee will be liable for interest on any money received by it except as the Trustee or the Collateral Trustee may agree in writing with the Partnership. Money held in trust by the Trustee or the Collateral Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02	Rights of Trustee.

(a) Each of the Trustee and the Collateral Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. Neither the Trustee nor the Collateral Trustee needs investigate any fact or matter stated in the document.

(b) Before the Trustee or the Collateral Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. Neither the Trustee nor the Collateral Trustee will be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. Each of the Trustee and the Collateral Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) Each of the Trustee and the Collateral Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) Each of the Trustee and the Collateral Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture, the Intercreditor Agreement and the Security Documents.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Partnership will be sufficient if signed by an Officer of the General Partner or the Partnership.

(f) Each of the Trustee and the Collateral Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee or the Collateral Trustee, as applicable, reasonable indemnity or security satisfactory to the Trustee or the Collateral Trustee, as applicable, against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) Each of the Trustee or the Collateral Trustee may employ or retain accountants, appraisers or other experts or advisers as it may reasonably require for purposes of determining and discharging its rights and duties hereunder and shall not be responsible for any misconduct on the party of any of them.

(h) In no event shall the Trustee nor the Collateral Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Collateral Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) Neither the Trustee nor the Collateral Trustee shall be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee or the Collateral Trustee has actual knowledge thereof or unless written notice of such a Default or Event of Default is received by the Trustee or the Collateral Trustee at the Corporate Trust Office of the Trustee or the Collateral Trustee, as applicable, and such notice references the Notes and this Indenture.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee and the Collateral Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Collateral Trustee, as applicable, in each of its capacities hereunder and whenever acting in any capacity under the Intercreditor Agreement and the Security Documents, and each agent, custodian and other Person employed to act hereunder or under the Intercreditor Agreement or any Security Document.

(k) Each of the Trustee and the Collateral Trustee may request that the Partnership deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture (i.e. an Incumbency Certificate).

(l) Neither the Trustee nor the Collateral Trustee shall be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Trustee and the Collateral Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any Security Documents, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, the Intercreditor Agreement, the Security Documents or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by the Security Documents, (iv) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in any Security Documents, other than to confirm receipt of items expressly required to be delivered to the Collateral Trustee.

(n) Neither the Trustee nor the Collateral Trustee shall have any obligation whatsoever to assure that the Collateral exists or is owned by any Issuer or Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Trustee’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Issuers’ or the Guarantors’ property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Trustee pursuant to this Indenture, any Security Document or the Intercreditor Agreement other than pursuant to the instructions of the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Trustee shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(o) Neither the Trustee nor the Collateral Trustee shall be responsible or liable for any failure or delay in the performance of its obligations under this Indenture, the Intercreditor Agreement or the Security Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

(p) Neither the Trustee nor the Collateral Trustee shall be responsible or liable for the environmental condition or any contamination of any property secured by any mortgage or deed of trust or for any diminution in value of any such property as a result of any contamination of the property by any hazardous substance, hazardous material, pollutant or contaminant. Neither the Trustee nor the Collateral Trustee shall be liable for any claims by or on behalf of the Holders or any other person or entity arising from contamination of the property by any hazardous substance, hazardous material, pollutant or contaminant, and shall have no duty or obligation to assess the environmental condition of any such property or with respect to compliance of any such property under state or federal laws pertaining to the transport, storage, treatment or disposal of, hazardous substances, hazardous materials, pollutants, or contaminants or regulations, permits or licenses issued under such laws.

(q) Neither the Trustee nor the Collateral Trustee shall be under any obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Issuers or any Guarantor, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

(r) Neither the Trustee nor the Collateral Trustee shall be obligated to acquire possession of or take any action with respect to any property secured by a mortgage or deed of trust, if as a result of such action, the Trustee or the Collateral Trustee would be considered to hold title to, to be a “mortgagee in possession of”, or to be an “owner” or “operator” of such property within the meaning of the Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended from time to time, unless the Trustee or the Collateral Trustee has previously determined, based upon a report prepared by a person who regularly conducts environmental audits, that (i) such property is in compliance with applicable environmental laws or, if not, that it would be in the best interest of the Holders to take such actions as are necessary for such property to comply therewith and (ii) there are not circumstances present at such property relating to the use, management or disposal of any hazardous wastes for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Holders to take such actions with respect to such property. Notwithstanding the foregoing, before taking any such action, the Trustee or the Collateral Trustee may require that a satisfactory indemnity bond or environmental impairment insurance be furnished to it for the payment or reimbursement of all expenses to which it may be put and to protect it against all liability resulting from any claims, judgments, damages, losses, fees, penalties or expenses which may result from such action.

(s) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance by the Issuers or the Holders with or with respect to any securities or tax laws (including but not limited to any United States federal or state or other securities or tax laws), or, except as specifically provided herein, obtain documentation on any transfers or exchanges of the Notes. Nothing in this provision shall be deemed to limit the Trustee’s duty to comply with any obligations it may have pursuant to applicable law.

(t) The Trustee shall not be liable for any act, omission, breach, misconduct or liability whatsoever of the Collateral Trustee and the Collateral Trustee shall not be liable for any act, omission, breach, misconduct or liability whatsoever of the Trustee.

(u) The provisions of this Section 7.02 shall survive satisfaction and discharge or the termination, for any reason, of this Indenture and the resignation and/or removal of the Trustee or the Collateral Trustee, as applicable.

Section 7.03	Individual Rights of Trustee and Collateral Trustee.

The Trustee or the Collateral Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee or Collateral Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.08 and 7.09 hereof.

Section 7.04	Disclaimer.

Neither the Trustee nor the Collateral Trustee will be responsible for and each makes no representation as to the validity or adequacy of this Indenture, the Notes, the Security Documents or the Intercreditor Agreement, shall not be accountable for the Partnership’s use of the proceeds from the Notes or any money paid to the Partnership or upon the Partnership’s direction under any provision of this Indenture, will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee (in the case of the Trustee), and will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05	Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of the Notes and the Collateral Trustee a notice of the Default or Event of Default within the earlier of 90 days after it occurs or 30 days after it is actually known by the Trustee or written notice of it is received by the Trustee. Except in the case of a Default or Event of Default in payment of principal of, or premium or interest, if any, on, any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06	Compensation and Indemnity.

(a) The Partnership will pay to the Trustee and the Collateral Trustee compensation for its acceptance of this Indenture and services hereunder and under the Security Documents and the Intercreditor Agreement as the parties shall agree in writing from time to time. Neither the Trustee’s nor the Collateral Trustee’s compensation will be limited by any law on compensation of a trustee of an express trust. The Partnership will reimburse the Trustee and the Collateral Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services as agreed to in writing by the parties. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s or the Collateral Trustee’s agents and counsel.

(b) The Partnership and the Guarantors will jointly and severally indemnify each of the Trustee and each predecessor Trustee and their directors, officers, agents and employees and the Collateral Trustee and hold each of them harmless against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, the Security Documents and the Intercreditor Agreement, including the costs and expenses of enforcing this Indenture, the Security Documents and the Intercreditor Agreement against the Partnership and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Partnership, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct as determined by a final, non-appealable decision of a court of competent jurisdiction. Each of the Trustee and the Collateral Trustee will notify the Partnership promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Collateral Trustee to so notify the Partnership will not relieve the Partnership or any of the Guarantors of their obligations hereunder. The Partnership or such Guarantor will defend the claim and the Trustee and the Collateral Trustee, as applicable, will cooperate in the defense. Each of the Trustee and the Collateral Trustee may have separate counsel and the Partnership will pay the reasonable fees and expenses of such counsel. Neither the Partnership nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld. Notwithstanding anything herein to the contrary, the Partnership need not reimburse any expense or indemnity against any loss, liability or expense incurred by the Trustee or the Collateral Trustee through the Trustee’s or the Collateral Trustee’s own willful misconduct or gross negligence as determined by a final, non-appealable decision court of competent jurisdiction.

(c) The obligations of the Partnership and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee or the Collateral Trustee.

(d) To secure the Partnership’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee and the Collateral Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee and the Collateral Trustee, except that held in trust to pay principal of, premium or interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When either of the Trustee or the Collateral Trustee incurs expenses or renders services after an Event of Default specified in clause (10) or (11) of Section 6.01(a) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its respective agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07	Replacement of Trustee or Collateral Trustee.

(a) A resignation or removal of the Trustee or the Collateral Trustee and appointment of a successor Trustee or a successor Collateral Trustee will become effective only upon the successor Trustee’s or successor Collateral Trustee’s acceptance of appointment as provided in this Section 7.07.

(b) The Trustee or the Collateral Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Partnership. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee or the Collateral Trustee by so notifying the Trustee or the Collateral Trustee, as the case may be, and the Partnership in writing not less than 30 days prior to the effective date of such removal. The Partnership may remove the Trustee or the Collateral Trustee if:

(1) the Trustee fails to comply with Section 7.09 hereof;

(2) the Trustee or the Collateral Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee or the Collateral Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or the Collateral Trustee or its property; or

(4) the Trustee or the Collateral Trustee becomes incapable of acting.

(c) If the Trustee or the Collateral Trustee resigns or is removed or if a vacancy exists in the office of Trustee or Collateral Trustee for any reason, the Partnership will promptly appoint a successor Trustee or successor Collateral Trustee, as the case may be. Within one year after the successor Trustee or successor Collateral Trustee takes office, in the case of the successor Trustee the Holders of a majority in aggregate principal amount of the then outstanding Notes, or in the case of a successor Collateral Trustee, the Holders of a majority in aggregate principal amount of the then outstanding Second Lien Debt calculated in accordance with Section 7.2 of the Collateral Trust Agreement, may, at the Partnership’s expense, appoint a successor Trustee or successor Collateral Trustee to replace the successor Trustee or successor Collateral Trustee appointed by the Partnership.

(d) If a successor Trustee or successor Collateral Trustee does not take office within 60 days after the retiring Trustee or Collateral Trustee resigns or is removed, the retiring Trustee or Collateral Trustee, the Partnership, or in the case of the successor Trustee the Holders of at least 10% in aggregate principal amount of the then outstanding Notes, or in the case of a successor Collateral Trustee, the Holders of a majority in aggregate principal amount of the then outstanding Second Lien Debt calculated in accordance with Section 7.2 of the Collateral Trust Agreement, may, at the Partnership’s expense, petition any court of competent jurisdiction for the appointment of a successor Trustee or a successor Collateral Trustee, which in the case of the Collateral Trustee, must be a bank or trust company: (1) authorized to exercise corporate trust powers, and (2) having a combined capital and surplus of at least $250,000,000.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee or Collateral Trustee will deliver a written acceptance of its appointment to the retiring Trustee or Collateral Trustee, as applicable, and to the Partnership. Thereupon, the resignation or removal of the retiring Trustee or Collateral Trustee will become effective, and the successor Trustee or successor Collateral Trustee will have all the rights, powers and duties of the Trustee or the Collateral Trustee under this Indenture. The successor Trustee or successor Collateral Trustee will mail a notice of its succession to Holders. The retiring Trustee or Collateral Trustee will promptly transfer all property held by it as Trustee or Collateral Trustee to the successor Trustee or successor Collateral Trustee; provided all sums owing to the Trustee or Collateral Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee or Collateral Trustee pursuant to this Section 7.07, the Partnership’s and Guarantors’ obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee or Collateral Trustee.

(g) Upon the retirement or removal of the Trustee or Collateral Trustee hereunder, the retired or removed Trustee or Collateral Trustee shall have no responsibility or liability for any action or inaction of a successor Trustee or Collateral Trustee.

Section 7.08	Successor Trustee by Merger, etc.

If the Trustee or the Collateral Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee or successor Collateral Trustee.

Section 7.09	Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may at any time, at the option of the Partnership’s Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02	Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) and cure all then existing Events of Default on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture and to have cured all then outstanding Events of Default (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and premium or interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Issuers’ obligations with respect to such Notes under Sections 2.06, 2.07, 2.10 and 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Partnership’s and the Guarantors’ obligations in connection therewith;

(4) this Article 8; and

(5) Section 3.07 hereof, to the extent that such Legal Defeasance is to be effected together with a redemption.

Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of the option under Section 8.03 hereof.

Section 8.03	Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.04, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 and 4.17 hereof and Section 5.01(a)(4) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not

“outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3) through 6.01(a)(9) and 6.01(a)(12) hereof will not constitute Events of Default.

Section 8.04	Conditions to Legal or Covenant Defeasance.

(a) In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment banking firm, appraisal firm, or firm of independent public accountants, to pay the principal of, and premium and interest, if any, on, the outstanding Notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to the date of fixed maturity or to a particular redemption date;

(2) in the case of an election under Section 8.02 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions:

(A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Partnership must deliver to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Partnership or any of its Restricted Subsidiaries is a party or by which the Partnership or any of its Restricted Subsidiaries is bound (other than that resulting with respect to any Indebtedness being defeased from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens in connection therewith);

(6) the Issuers must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others;

(7) if the Notes are to be redeemed prior to their Stated Maturity, the Partnership must deliver to the Trustee instructions to redeem all of the Notes on the specified redemption date pursuant to the terms hereof; and

(8) the Issuers must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

(b) The Collateral will be released from the Lien securing the Notes upon a Legal Defeasance or Covenant Defeasance in accordance with this Article 8.

Section 8.05	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06	Repayment to Partnership.

Subject to any applicable laws relating to abandoned property, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium on or interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium or interest, if any, has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease.

Section 8.07	Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, on, or interest, if any, on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Issuers, the Guarantors, the Trustee and the Collateral Trustee, as applicable, may amend or supplement this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement or the Security Documents:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of an Issuer’s or Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or Guarantor’s properties or assets in accordance with the limitations set forth in this Indenture;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights hereunder of any such Holder taken as a whole in any material respect;

(5) to secure the Notes or the Note Guarantees pursuant to the requirements of Section 4.12 hereof;

(6) to provide for the issuance of Additional Notes and related guarantees (and the grant of security for the benefit of the Additional Notes and related guarantees) in accordance with the limitations set forth herein;

(7) to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided herein;

(8) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(9) to evidence or provide for the acceptance of appointment hereunder of a successor trustee or evidence and provide for a successor or replacement Collateral Trustee under the Indenture or the Security Documents;

(10) to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth herein or in any of the Security Documents;

(11) to conform the text of this Indenture, the Note Guarantees, the Notes or any Security Document related to the Notes to any provision of the “Description of Notes” in the Offering Circular, as provided to the Trustee and the Collateral Trustee in an Officer’s Certificate;

(12) to add additional secured parties to the extent Liens securing obligations held by such parties are permitted hereunder;

(13) to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Issuers’ and any Guarantor’s obligations hereunder, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Trustee in accordance with the terms of this Indenture or otherwise;

(14) to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of this Indenture and the relevant Security Document;

(15) to add covenants for the benefit of the Holders or surrender any right or power conferred upon either Issuer or any Guarantor; and

(16) to provide for the assumption by one or more successors of the obligations of any of the Guarantors under this Indenture and the Note Guarantees.

Upon the request of the Partnership accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplement, and upon receipt by the Trustee and Collateral Trustee, as applicable, of the documents described in Section 7.02 hereof, the Trustee and

Collateral Trustee, as applicable, will join with the Partnership and the Guarantors in the execution of any amendment or supplement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and Collateral Trustee, as applicable, will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties, liabilities or immunities under this Indenture or otherwise.

Section 9.02	With Consent of Holders of Notes.

Except as provided in Section 9.01 and in this Section 9.02, the Partnership and the Trustee and Collateral Trustee, as applicable, may amend or supplement this Indenture (including, without limitation, Sections 3.09, 4.10 and 4.15 hereof) and the Notes, the Note Guarantees, the Intercreditor Agreement and the Security Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes, the Note Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Partnership accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplement, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and Collateral Trustee, as applicable, of the documents described in Section 7.02 hereof, the Trustee and Collateral Trustee, as applicable, will join with the Partnership and the Guarantors in the execution of such amendment or supplement unless such amended or supplemental indenture directly affects the Trustee’s and Collateral Trustee’s, as applicable, own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee and Collateral Trustee, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not necessary for the consent of the Holders of Notes under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Partnership will deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Partnership to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Partnership with any provision of this Indenture, the Notes, the Note Guarantees or the Security Documents.

Notwithstanding the foregoing, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to Section 3.09, Section 4.10 or Section 4.15 hereof);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in currency other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes (other than as permitted in clause (7) below);

(7) waive a redemption or repurchase payment with respect to any Note (other than a payment required by Section 3.09, Section 4.10 or Section 4.15 hereof)

(8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(9) make any change in the amendment, supplement and waiver provisions of clauses (1) through (9) of this Section 9.02.

In addition, any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

Section 9.03	Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.04	Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Partnership, in exchange for all Notes, may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05	Trustee to Sign Amendments, etc.

The Trustee or Collateral Trustee, as applicable, will sign any amendment or supplement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Trustee, as applicable. The Partnership may not sign an amended or supplemental indenture until the Board of Directors of the Partnership approves it. In executing any amendment or supplement, the Trustee or Collateral Trustee, as applicable, shall receive and (subject to Section 7.01 hereof) will be fully protected in conclusively relying upon, in addition to the documents required by Section 13.02 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture and that such supplemental indenture is the legal, valid and binding obligation of the Partnership and any Guarantor, as applicable, enforceable against the Partnership and such Guarantor in accordance with its terms.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01	Security Interest.

The due and punctual payment of the principal of, premium on, if any, and interest, if any, on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest (to the extent permitted by law), if any, on the Notes and performance of all other obligations of the Issuers and the Guarantors to the Holders of Notes, the Collateral Trustee or the Trustee under this Indenture, the Security Documents and the Notes (including, without limitation, the Guarantees), according to the terms hereunder or thereunder, are secured as provided in the Security Documents. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) and the Intercreditor Agreement and directs the Collateral Trustee to execute and deliver the same when applicable, in each case, as the same may be in effect or may be amended from time to time in accordance with its terms, and authorizes and directs the Collateral Trustee to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuers will deliver to the Trustee copies of all documents delivered to the Collateral Trustee pursuant to the Security Documents and the Intercreditor Agreement and will do or cause to be done all such acts and things as may be reasonably necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee and the Collateral Trustee the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuers will take, and will cause their Restricted Subsidiaries to take any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Issuers hereunder, a valid and enforceable perfected Lien in and on all the Collateral, in favor of the Collateral Trustee for the benefit of itself and the Holders of Notes, with the priority described herein and in the Security Documents and the Intercreditor Agreement, subject to no Liens other than Permitted Liens and the exceptions in the Second Lien Security Agreement and the Intercreditor Agreement.

Section 10.02	Collateral and Lien Priorities.

(a) The Holders of the Notes will have the benefit of the Collateral (other than the Excluded Assets) as to which the holders of First Lien Obligations have the benefit of the first-priority Liens, and the holders of Second Lien Debt (including the Holders of the Notes) each have the benefit of second-priority Liens on a pari passu basis.

(b) The Intercreditor Agreement governs the priorities of the security interests and certain related creditor rights in the Collateral among the holders of the First Lien Obligations, on the one hand, and the Holders of the Notes and the other Second Lien Debt on the other hand.

(c) The Collateral Trust Agreement governs the priorities and security interests and certain related creditor rights in the Collateral among the Holders of the Notes and the other Second Lien Debt.

(d) In the event of any inconsistency between the provisions of the Intercreditor Agreement and the provisions of the Indenture, the provisions of the Intercreditor Agreement shall govern and control.

Section 10.03	Collateral Trustee.

(a) By their acceptance of the Notes, the Holders of the Notes will automatically appoint the Collateral Trustee to act as their agent with respect to all matters related to the Collateral and all matters related to the Intercreditor Agreement. The Collateral Trustee will act for the benefit of the holders of:

(1) the Notes; and

(2) all other Second Lien Debt outstanding from time to time.

(b) The Collateral Trustee will hold (directly or through co-trustees or agents), and will be entitled to enforce on behalf of the holders of the Notes and the other Second Lien Debt, all Liens on the Collateral created by the Security Documents for their benefit, subject to the limitations and other provisions of the Intercreditor Agreement.

(c) Except as provided in the Intercreditor Agreement, the Collateral Trustee will not be obligated:

(1) to act upon directions purported to be delivered to it by any Person;

(2) to foreclose upon or otherwise enforce any Lien; or

(3) to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

Section 10.04	Lien Priority Confirmation.

Each Holder, by accepting a Note, and the Trustee hereby agree that:

(a) The Trustee and each of the Holders of the Obligations in respect of this Indenture are bound by the provisions of this Indenture and the Intercreditor Agreement;

(b) The Trustee and each of the Holders consents to and directs the Collateral Trustee to act as agent for the Holders of the Obligations in respect of this Indenture and for the Trustee, and to perform its obligations under the Collateral Trust Agreement, the Security Documents and the Intercreditor Agreement; and

(c) The Trustee and each of the Holders are bound by the Intercreditor Agreement.

The foregoing provision is intended for the benefit of, and will be enforceable by, the Collateral Trustee, each existing and future holder of Second Lien Debt and each existing and future representative with respect thereto, the Collateral Trustee, each existing and future holder of First Lien Obligations and each existing and future representative with respect thereto.

Section 10.05	Equal and Ratable Sharing of Collateral by Holders of Second Lien Debt.

Notwithstanding: (1) anything to the contrary contained in the Security Documents; (2) the time of incurrence of any series of Second Lien Debt; (3) the order or method of attachment or perfection of any Lien on Collateral securing any series of Second Lien Debt; (4) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Liens on Collateral securing any series of Second Lien Debt; (5) the time of taking possession or control over any Collateral securing any series of Second Lien Debt; or (6) the rules for determining priority under any law governing relative priorities of Liens, all Liens on Collateral granted at any time by the Issuers or any Guarantor to the holders of Second Lien Debt will secure, equally and ratably, all present and future Second Lien Debt of the Issuers or such Guarantor, as the case may be, as more fully specified in the Collateral Trust Agreement.

The foregoing provision is intended for the benefit of, and will be enforceable by, each present and future holder of Second Lien Debt (including the Holders of the Notes) and the Collateral Trustee, as a holder of Liens on the Collateral, in each case, as a party to the Collateral Trust Agreement or as a third party beneficiary thereof.

Section 10.06	Release of Liens in Respect of Notes.

(a) The Collateral Trustee’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Obligations under this Indenture, and the right of the Holders of the Notes and such Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will terminate automatically and be discharged:

(1) in whole, upon (a) payment in full and discharge of all outstanding Second Lien Debt and all other Second Lien Debt that are outstanding, due and payable at the time all of the Second Lien Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Second Lien Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Second Lien Documents) of all outstanding letters of credit issued pursuant to any Second Lien Documents;

(2) as to any Collateral that is sold, transferred or otherwise disposed of by the Issuers or any Guarantor (including indirectly, by way of merger, consolidation or in connection with the sale or other disposition of Capital Stock of a Subsidiary permitted hereunder) to a Person that is not (either before or after such sale, transfer or disposition) one of the Issuers or a Restricted Subsidiary in a transaction or other circumstance that is not prohibited by Section 4.10 hereof or by the terms of any applicable Second Lien Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of;

(3) as to less than all or substantially all of the Collateral, if consent to the release of all Liens in favor of the Collateral Trustee on such Collateral has been given by an Act of Required Debtholders;

(4) as to all or substantially all of the Collateral, if (a) consent to release of that Collateral has been given by the requisite percentage or number of holders of each Series of Second Lien Debt at the time outstanding as provided for in the applicable Second Lien Documents, and (b) the Partnership has delivered an Officer’s Certificate to the Collateral Trustee certifying that all requirements for such release have been complied with;

(5) if and to the extent (a) required by all Series of Second Lien Debt at the time outstanding or (b) upon request of the Partnership, if such release is permitted for all Series of Second Lien Debt at the time outstanding without the consent of the holders thereof, in each case as provided for in the applicable Second Lien Documents;

(6) upon a Legal Defeasance or Covenant Defeasance of the Notes as set forth in Article 8 hereof;

(7) upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(8) upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary as set forth in Section 4.17 hereof, but only in respect of any Collateral owned by such Subsidiary;

(9) in whole or in part, with the consent of the Holders of the requisite percentage of Notes as set forth in Article 9 hereof; or

(10) if and to the extent, and in the manner, required by the Intercreditor Agreement.

(b) In connection with a request of the Partnership or any Guarantor to the Trustee or Collateral Trustee to authorize any of the foregoing releases of Collateral or otherwise execute and deliver any such release, it will deliver to the Trustee or Collateral Trustee, as applicable, an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Security Documents and the Intercreditor Agreement, if any, to such release have been met and that it is proper for the Trustee or the Collateral Agent, as applicable, to authorize, execute and deliver the documents requested in connection with such release, and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer or Guarantor, the Trustee or Collateral Trustee shall execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreement. Neither the Trustee nor the Collateral Trustee shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreement to the contrary, the Trustee and the Collateral Trustee shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

Section 10.07	Relative Rights.

Nothing in the Note Documents shall:

(1) impair, as between the Issuers and the Holders of the Notes, the obligation of the Issuers to pay principal, interest or premium, if any, on the Notes in accordance with their terms or any other obligation of the Issuers or any Guarantor under the Note Documents;

(2) affect the relative rights of Holders of Notes as against any other creditors of the Issuers or any Guarantor (other than as expressly specified in the Intercreditor Agreement);

(3) restrict the right of any Holder of Notes to sue for payments that are then due and owing (but not the right to enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the Intercreditor Agreement);

(4) restrict or prevent any Holder of Notes or other Second Lien Debt, the Trustee, the Collateral Trustee or any other person from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by this Indenture or the Intercreditor Agreement; or

(5) restrict or prevent any Holder of Notes or other Second Lien Debt, the Trustee, the Collateral Trustee or any other person from taking any lawful action in an Insolvency or Liquidation Proceeding not specifically restricted or prohibited by this Indenture or the Intercreditor Agreement.

The Issuers and each of the Guarantors may, subject to compliance with the provisions of this Indenture, but without release or consent of the Trustee or the Collateral Trustee or any holder of Second Lien Debt, conduct ordinary course activities with respect to the Collateral.

Section 10.08	Further Assurances.

The Issuers and each of the Guarantors (including such Guarantors created or acquired after the date of this Indenture that have executed a supplemental indenture pursuant to Section 4.17 hereof) shall do or cause to be done all acts and things that may be reasonably required (including the filing of any continuation financing statements and any amendments to financing statements), or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Obligations under the Note Documents, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as and to the extent contemplated by, and with the Lien priority required under, the Note Documents.

Section 10.09	Insurance

(a) The Issuers and the Guarantors shall:

(1) keep their properties insured and maintain such general liability, automobile liability, workers’ compensation/employers’ liability, property casualty insurance and any excess umbrella or other coverage related to any of the foregoing as is customary for companies in the same or similar businesses operating in the same or similar locations;

(2) maintain such other insurance as may be required by law; and

(3) maintain such other insurance as may be required by the Security Documents relating to the Second Lien Debt.

(b) Upon the request of the Trustee or the Collateral Trustee, the Issuers and the Guarantors shall furnish to the Trustee or Collateral Trustee full information as to their property and liability insurance carriers. The Issuers shall (x) provide the Trustee and the Collateral Trustee with notice of cancellation or modification with respect to its property and casualty policies before the effective date of such cancellation or modification and (y) name the Trustee or Collateral Trustee as a co-loss payee and/or lender loss payee on property and casualty policies and as an additional insured as its interests may appear on liability policies.

Section 10.10	Real Property

(a) The Issuers shall deliver, or cause to be delivered, to the Trustee and the Collateral Trustee, with respect to the Principal Properties (each such real property asset, the “Mortgaged Property”), on the date hereof or, in the case of clause (2) below, promptly after the date hereof, copies or originals of the following:

(1) a fully executed and notarized mortgage or deed of trust, assignment of rents, pledge and security agreement and fixture filing (each, a “Mortgage”) encumbering the real property of the Issuers or any of the Guarantors in each such Mortgaged Property, together with such UCC-1 financing statements or other fixture filings as appropriate with respect to such Mortgaged Property;

(2) evidence that a counterpart of the Mortgage (and such other documents referenced in clause (1) of this Section 10.10(a)) for each Mortgaged Property has been recorded (or are in form suitable for recording) in all recording offices necessary or desirable in order to create a valid and subsisting Lien on the Mortgaged Property described therein in favor of the Collateral Trustee for its benefit and for the benefit of the Trustee and the Holders of the Notes;

(3) a pro forma title insurance policy (each, a “Mortgage Policy”) for each Mortgaged Property, which shall include only those endorsements and affirmative insurance as the Initial Purchasers (or in the case of Section 10.10(b) below, the First Lien Collateral Agent) may reasonably request and which, upon the recording of the Mortgages, will insure the Mortgages to be valid and subsisting Liens on the Mortgaged Property described therein, free and clear of all material Liens, except Permitted Liens;

(4) a written opinion from local counsel in each state in which Mortgaged Property is located with respect to enforceability, creation, perfection and payment of mortgage tax with respect to the applicable Mortgage and any related fixture filings, in customary form and substance and subject to customary assumptions, limitations and qualifications, reasonably satisfactory to the Collateral Trustee;

(5) all existing surveys and no change affidavits as may be reasonably required to cause the title company to issue the Mortgage Policies required pursuant to clause (3) above;

(6) with respect to each Mortgaged Property, such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required by the title insurance company to induce the title insurance company to issue the Mortgage Policies contemplated above;

(7) evidence reasonably acceptable to the Initial Purchasers (or in the case of Section 10.10(b) below, the First Lien Collateral Agent) and the Trustee of payment by the Issuers of all Mortgage Policy premiums, search and examination charges escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages, fixture filings and issuance of the Mortgage Policies referred to above; and

(8) with respect to each Mortgaged Property, a flood hazard determination and, if the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), flood insurance, with loss payee endorsements in favor of the Collateral Trustee for and for the benefit of the Trustee and the Holders of the Notes, to the extent (including with respect to amounts) required in order to comply with applicable law.

(b) Following the acquisition by the Issuers or any Guarantor of any fee, leasehold or otherwise held interest in real property that is not an Excluded Asset (each, an “After-Acquired Property”), to the extent the Issuers or such Guarantor grants a Mortgage with respect to such After-Acquired Property for the benefit of the holders of any First Lien Obligations, the Issuers or such Guarantor that owns such After-Acquired Property shall use commercially reasonable efforts to execute and deliver to the Collateral Trustee (within 90 days after the acquisition of such After-Acquired Property) a Mortgage, and to the extent provided for the benefit of the holders of any First Lien Obligations, the other items set forth in clauses (1), (2), (3), (4), (5), (6), (7), and (8) of clause (a) of this Section 10.10 relating to such After-Acquired Property mutatis mutandis, and thereupon such After-Acquired Property shall be Collateral to the extent purported to be subject to the Lien of any such Mortgage.

(c) It shall not be a Default or Event of Default under the Indenture if the Partnership is unable to grant a security interest in the After-Acquired Property or deliver the items listed in Section 10.10(a) with respect to the After-Acquired Property within the time frame described in Section 10.10(b) so long as the Partnership used commercially reasonable efforts to do so.

(d) Upon completing its obligations under Section 10.10(a) or 10.10(b), the Partnership shall promptly deliver to the Collateral Trustee an Officer’s Certificate stating that it has delivered and complied with all its obligations contained in Section 10.10(a) or 10.10(b).

ARTICLE 11

NOTE GUARANTEES

Section 11.01	Guarantee.

(a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Collateral Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Security Documents or the obligations of the Partnership hereunder or thereunder, that:

(1) the principal of, and premium or interest, if any, on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, or premium or interest, if any, on, the Notes, if lawful, and all other obligations of the Partnership to the Holders, the Collateral Trustee or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Collateral Trustee and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02	Limitation on Guarantor Liability.

Each Guarantor, and, by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03	Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit D hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers. The failure to execute such Note Guarantee shall not affect the obligations of any Guarantor under such Note Guarantee or hereunder.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 11.04	Guarantors May Consolidate, etc., on Certain Terms.

(a) A Guarantor that is a Subsidiary of the Partnership may not sell or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than either Issuer or another Guarantor, unless:

(1) immediately after giving effect to such transaction or series of transactions, no Default or Event of Default exists; and

(2) either:

(a) either (i) the Guarantor is the surviving Person or (ii) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes, pursuant to a supplemental indenture, all the obligations of that Guarantor under the Notes, this Indenture, the Collateral Trust Agreement, the Intercreditor Agreement, the other Security Documents and its Note Guarantee on the terms set forth therein; or

(b) such transaction complies with Section 4.10 hereof.

(b) Notwithstanding the foregoing, any Guarantor may (i) merge with a Restricted Subsidiary of the Partnership or another Guarantor solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (ii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Guarantor, in each case without regard to the requirements set forth in clause (1) of Section 11.04(a) hereof.

(c) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Partnership and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Section 11.05	Releases.

(a) The Note Guarantee of a Guarantor will be released automatically and unconditionally without the need for any action by any party:

(1) in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Partnership, if the sale or other disposition complies with Section 4.10 hereof;

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor (including by way of consolidation or merger or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Partnership, if the sale or other disposition complies with Section 4.10 hereof and the Guarantor ceases to be a Restricted Subsidiary of the Partnership as a result of the sale or other disposition;

(3) if the Partnership designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with Section 4.17 hereof;

(4) upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 12 hereof;

(5) solely in the case of a Note Guarantee created pursuant to Section 4.16 hereof, upon the release or discharge of the guarantee which resulted in the creation of such Note Guarantee pursuant to such covenant, except a discharge or release of such guarantee by or as a result of payment under such guarantee;

(6) upon the liquidation or dissolution of such Guarantor;

(7) at such time as the Guarantor ceases to both (x) guarantee any other Indebtedness of either of the Issuers and any other Guarantor and (y) be an obligor with respect to any Indebtedness under a Credit Facility; and

(8) upon such Guarantor consolidating with, merging into or transferring all or substantially all of its properties or assets to the Partnership or another Guarantor.

(b) Upon the release of a Note Guarantee in accordance with the terms of this Section 11.05, all Collateral owned by the related Guarantor and, solely with respect to the release of a Note Guarantee under clauses (2) or (4) of Section 11.05(a), the Capital Stock of the released Guarantor, will also be automatically released.

(c) Upon delivery by the Partnership to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that one or more Note Guarantees may be released under the terms of the Indenture, the Trustee will execute any documents reasonably requested in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(d) Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of, or premium or interest, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01	Satisfaction and Discharge.

(a) This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder (except as to surviving rights of transfer or exchange of the Notes as expressly provided herein), when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise or are to be called for redemption within one year under arrangements satisfactory to the Trustee and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Partnership or any of its Restricted Subsidiaries is a party or by which the Partnership or any of its Restricted Subsidiaries is bound (other than any such default resulting from any borrowing of funds to be applied to make the deposit and any similar simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(3) the Issuers or any Guarantor have paid or caused to be paid all sums payable by them under this Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at fixed maturity or the redemption date, as the case may be.

(b) In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee and the Collateral Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c) The Collateral will be released from the Lien securing the Notes upon a satisfaction and discharge in accordance with the provisions of this Section 12.01.

(d) Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 12.01(a)(1)(b), the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02	Application of Trust Money.

(a) Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Partnership acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

(b) If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Partnership’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Partnership has made any payment of principal of, premium on, if any, or interest, if any, on, any Notes because of the reinstatement of its obligations, the Partnership shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01	Notices.

Any notice or communication by the Issuers, any Guarantor, the Trustee or the Collateral Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), electronic mailing, facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers and/or any Guarantor:

Rentech Nitrogen Partners, L.P.

10877 Wilshire Boulevard, Suite 600

Los Angeles, California 90024

Facsimile No.: (310) 208-7165

Attention: Chief Financial Officer

With a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

Facsimile No.: (213) 891-8763

Attention: Anthony J. Richmond and David Zaheer

If to the Trustee:

Wells Fargo Bank, National Association

Corporate Trust, Municipal Escrow Services

707 Wilshire Blvd, 17th Floor

Los Angeles, CA 90017

Facsimile No.: (213) 614-4029

Attention: Rentech Nitrogen Partners, L.P. Administrator

If to the Collateral Trustee:

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile No.: (203) 453-1183

Attention: Rentech Nitrogen Administration

The Issuers, any Guarantor, the Trustee or the Collateral Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted electronically or by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers mail a notice or communication to Holders, they will mail a copy to the Trustee and each Agent at the same time.

Notwithstanding anything herein to the contrary, where this Indenture provides for notice in any manner, such notice may be sent or transmitted to Holders in any manner that is in accordance with the procedures of the Depositary and shall be deemed to be a sufficient giving of such notice for every purpose hereunder.

Section 13.02	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee or Collateral Trustee, as applicable, to take any action under this Indenture or any Security Document, the Issuers shall furnish to the Trustee or Collateral Trustee, as applicable:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee or Collateral Trustee, as applicable (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture or any Security Document relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or Collateral Trustee, as applicable (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04	Rules by Trustee and Agents.

The Trustee or Collateral Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05	No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers or any Guarantor or any direct or indirect parent of the Partnership, including the General Partner, as such, will have any liability for any obligations of the Issuers or any Guarantor under the Notes, this Indenture, the Note Documents or the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.06	Governing Law; Consent to Jurisdiction.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. The Issuers and each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Indenture and any of the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Indenture shall affect any right that the Trustee, Agent, or Holder any otherwise have to bring any action or proceeding relating to this Indenture against either Issuer or any Guarantor or their properties in the courts of any jurisdiction to enforce any judgment, order or process entered by such courts situate within the State of New York or to enjoin any violations hereof or for relief ancillary hereto or otherwise to collect on loans or enforce the payment of any Notes or to enforce, protect or maintain their rights and Claims or for any other lawful purpose. Each Issuer and Guarantor further agrees that any action or proceeding brought against the Trustee, the Collateral Trustee, any Agent or any Holder, if brought by any Issuer or any Guarantor, shall be brought only in New York State or, to the extent permitted by law, in such Federal court.

Section 13.07	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or their Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.08	Successors.

All agreements of the Issuers in this Indenture and the Notes will bind their respective successors. All agreements of the Trustee or the Collateral Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 hereof.

Section 13.09	Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.10	Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or electronically including by PDF transmission shall constitute effective execution and delivery of this Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically including by PDF transmission shall be deemed to be their original signatures for all purposes.

Section 13.11	Table of Contents, Headings, etc.

The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.12	USA PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee and the Collateral Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Collateral Trustee. The parties to this Indenture agree that they will provide the Trustee and the Collateral Trustee with such information as it may request in order for the Trustee and the Collateral Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

[Signatures on following pages]

SIGNATURES

Dated as of April 12, 2013.

ISSUERS:

RENTECH NITROGEN PARTNERS, L.P.

By:	Rentech Nitrogen GP, LLC,
its general partner

By:	/s/ Colin M. Morris
	Name:	Colin M. Morris
	Title:	S. Vice President, General Counsel & Secretary

RENTECH NITROGEN FINANCE CORPORATION

By:	/s/ Colin M. Morris
	Name:	Colin M. Morris
	Title:	Secretary

GUARANTORS:

RENTECH NITROGEN, LLC

By:	Rentech Nitrogen Partners, L.P., its sole
member,

By:	Rentech Nitrogen GP, LLC,
its general partner

By:	/s/ Colin M. Morris
	Name:	Colin M. Morris
	Title:	Vice President & Secretary

RENTECH NITROGEN PASADENA HOLDINGS, LLC

By: Rentech Nitrogen Partners, L.P., its sole member,

By:	Rentech Nitrogen GP, LLC,
its general partner

By:	/s/ Colin M. Morris
	Name:	Colin M. Morris
	Title:	Vice President & Secretary

RENTECH NITROGEN PASADENA, LLC

By: Rentech Nitrogen Pasadena Holdings, LLC, its sole member,

By: Rentech Nitrogen Partners, L.P., its sole member

By:	Rentech Nitrogen GP, LLC,
its general partner

By:	/s/ Colin M. Morris
	Name:	Colin M. Morris
	Title:	Vice President & Secretary

TRUSTEE:

WELLS FARGO BANK, National Association as Trustee

By:	/s/ Michael Tu
	Name:	Michael Tu
	Title:	Assistant Vice President

COLLATERAL TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION as Collateral Trustee

By:	/s/ Timothy P. Mowdy
	Name:	Timothy P. Mowdy
	Title:	Administrative Vice President

EXHIBIT A1

[FACE OF NOTE]

CUSIP/ISIN: 76011Q AA7/US76011QAA76

6.500% SECOND LIEN SENIOR SECURED NOTES DUE 2021

No.	$

RENTECH NITROGEN PARTNERS, L.P.

RENTECH NITROGEN FINANCE CORPORATION.

promise to pay to Cede & Co. or registered assigns,

the principal sum of                                                               DOLLARS on April 15, 2021.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Dated:

RENTECH NITROGEN PARTNERS, L.P.

By:
Name:
Title:

RENTECH NITROGEN FINANCE CORPORATION

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

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[BACK OF NOTE]

6.500% SECOND LIEN SENIOR SECURED NOTES DUE 2021

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144 (TAKING INTO ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS NOTE, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY OF THE PARTNERSHIP, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT)) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE (2)(D) OR (2)(E) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE

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DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THE AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Rentech Nitrogen Partners, L.P., a Delaware limited partnership (the “Partnership”), and Rentech Nitrogen Finance Corporation, a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), promise to pay or cause to be paid interest on the principal amount of this Note at 6.500% per annum from April 12, 2013 until maturity. The Issuers will pay interest, if any, semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be October 15, 2013. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate then in effect to the extent lawful; they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Issuers, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

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(3) PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Issuers or any of the Subsidiaries of the Partnership may act as Paying Agent or Registrar.

(4) INDENTURE. The Issuers issued the Notes under an Indenture dated as of April 12, 2013 (the “Indenture”) among the Issuers, the Guarantors, the Trustee and the Collateral Trustee. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuers. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to April 15, 2016, the Partnership may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes), upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 106.500% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with an amount not exceeding the net cash proceeds of one or more Equity Offerings, provided that:

(i) at least 65% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Partnership and its Subsidiaries); and

(ii) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

(b) Prior to April 15, 2016, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to:

(i) the principal amount thereof; plus

(ii) the Make Whole Premium at the redemption date; plus

(iii) accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(c) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Partnership’s option prior to April 15, 2016.

(d) On or after April 15, 2016, the Partnership may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed, to the applicable date of

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redemption (subject to the rights of Holders on the relevant record date to receive interest on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve month period beginning on April 15 of the years indicated below:

Year	Percentage
2016	104.875%
2017	103.250%
2018	101.625%
2019 and thereafter	100.000%

Unless the Partnership defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) MANDATORY REDEMPTION. The Partnership is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) If a Change of Control occurs, each Holder of Notes will have the right to require the Partnership to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in Section 4.15 of the Indenture. In the Change of Control Offer, the Partnership will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. No later than 30 days following any Change of Control (or prior to the Change of Control if a definitive agreement is in place for the Change of Control), the Partnership will send a notice to each Holder and the Trustee electronically or by first class mail or otherwise in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by Section 4.15 of the Indenture and described in such notice.

(b) If the Partnership or a Restricted Subsidiary of the Partnership consummates any Asset Sale, within 10 Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $20.0 million, the Partnership will make an Asset Sale Offer to all Holders of Notes and all holders of Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets in accordance with the Indenture to purchase, prepay or redeem the maximum principal amount of Notes and such other Pari Passu Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Partnership or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes

A1-5

and other Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Trustee or agent for such other Pari Passu Debt shall select such Pari Passu Debt to be purchased on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximate pro rata selection as the Trustee deems fair and appropriate) but with such adjustments as necessary so that no Notes or other Pari Passu Debt is purchased in part in an authorized denomination, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. The Partnership may satisfy the foregoing obligation with respect to any Net Proceeds prior to the expiration of the relevant 365-day period (as such period may be extended in accordance with the Indenture). Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Partnership prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Partnership will send electronically, mail or cause to be mailed, by first class mail, or provide in accordance with the procedures of the Depositary, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Redemptions may be subject to one or more conditions.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Partnership may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Partnership need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Partnership need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date or tendered and not withdrawn in connection with a Change of Control Offer or Asset Sale Offer.

(10) COLLATERAL. The Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Collateral Trustee holds the Collateral in trust for the benefit of itself, the Trustee and the Holders of the Notes pursuant to the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Trustee and/or the Collateral Trustee, as applicable, to enter into the Security Documents and the Intercreditor Agreement, and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith.

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(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(12) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes, the Note Guarantees, the Intercreditor Agreement or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement or the Security Documents may be amended or supplemented to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of an Issuer’s or a Guarantor’s obligations to Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or Guarantor’s properties or assets in accordance with the limitations set forth in the Indenture; to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder taken as a whole in any material respect, to secure the Notes or the Note Guarantees pursuant to the requirements of Section 4.12 of the Indenture, to provide for the issuance of Additional Notes and related guarantees (and the grant of security for the benefit of the Additional Notes and related guarantees) in accordance with the limitations set forth in the Indenture, to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided in the Indenture, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee or evidence and provide for a successor or replacement collateral trustee under the Indenture or the Security Documents, to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in the Indenture or in any of the Security Documents, to conform the text of the Indenture, the Note Guarantees, the Notes or any Security Document related to the Notes to any provision of the “Description of Notes” section of the Partnership’s Offering Circular dated April 9, 2013, relating to the initial offering of the Notes, to add additional secured parties to the extent Liens securing obligations held by such parties are permitted under the Indenture, to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Issuers’ and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Trustee in accordance with the terms of the Indenture or otherwise, to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of the Indenture and the relevant Security Document, to add covenants for the benefit of the Holders or surrender any right or power conferred upon either Issuer or any Guarantor and to provide for the assumption by one or more successors of the obligations of any of the Guarantors under the Indenture and the Note Guarantees.

(13) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 consecutive days in the payment when due of interest on the Notes; (ii) default in payment when

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due of the principal of, or premium, if any, on the Notes; (iii) failure by the Partnership to comply with the provisions of Sections 3.09, 4.10, 4.15 or 5.01 of the Indenture; (iv) failure by the Partnership for 90 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with the provisions of Section 4.03 of the Indenture; (v) failure by the Issuers for 60 days after notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of the Notes outstanding to comply with any of their other agreements in the Indenture; (vi) default under certain other agreements relating to Indebtedness of the Partnership which default is a Payment Default or results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; (vii) failure by the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together as of the most recent audited consolidated financial statements of the Partnership, would constitute a Significant Subsidiary, to pay non-appealable final judgments aggregating in excess of $25.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable; (viii) the occurrence of any of the following: (a) except as permitted by the Indenture or the Security Documents, any Security Document ceases for any reason to be fully enforceable, or the Partnership or any Subsidiary of the Partnership shall so state in writing or bring an action to limit its obligations or liabilities thereunder, in any material respect; provided, that it will not be an Event of Default under Section 6.01(a)(8)(a) of the Indenture if the sole result of the failure of one or more Security Documents to be fully enforceable in any material respect is that any Lien purported to be granted under such Security Documents on Collateral, individually or in the aggregate, having a fair market value of not more than $25.0 million ceases to be an enforceable and perfected Lien, subject only to Permitted Liens or (b) except as permitted by the Indenture or the relevant Security Documents, any Lien for the benefit of the Holders of the Notes purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a fair market value in excess of $25.0 million ceases to be an enforceable and perfected Lien in any material respect, subject only to Permitted Liens, and such condition continues for 60 days after written notice by the Trustee or the Collateral Trustee of failure to comply with such requirement; provided that it will not be an Event of Default under Section 6.01(a)(8)(b) of the Indenture if such condition results from the action or inaction of the Trustee or the Collateral Trustee; (ix) the occurrence of certain events of bankruptcy or insolvency with respect to the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Partnership; and (x) except as permitted by the Indenture, any Note Guarantee of a Guarantor that is a Significant Subsidiary of the Partnership is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect in any material respect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee if, in each such case, such Default continues for 20 days after notice of such Default shall have been given to the Trustee. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Partnership, any Restricted Subsidiary of the Partnership that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Partnership that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes

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may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, or premium or interest, if any, on, the Notes (including in connection with an offer to purchase). The Partnership is required to deliver to the Trustee annually within 90 days after the end of the fiscal year a statement regarding compliance with the Indenture. Within 30 days of any officer of the Partnership or Finance Corp. becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a written statement specifying such Default or Event of Default, its status and what actions the Issuers are taking or propose to take in respect thereof, but only to the extent that such Default or Event of Default has not been cured by the end of such 30 day period.

(14) TRUSTEE DEALINGS WITH PARTNERSHIP. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Partnership or its Affiliates, and may otherwise deal with the Partnership or its Affiliates, as if it were not the Trustee.

(15) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers or any Guarantor or any direct or indirect parent of the Partnership, including the General Partner, as such, will have any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indenture, the Notes Documents or the Note Guarantees, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP NUMBERS AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP numbers and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon. The Issuers shall notify the Trustee in writing of any change in such numbers.

(19) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

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The Partnership will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Rentech Nitrogen Partnership, L.P.

10877 Wilshire Blvd, Suite 600

Los Angeles, CA 900924

Attention: General Counsel and Secretary

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Partnership. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Partnership pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10                      ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Partnership pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

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[FACE OF NOTE]

CUSIP/ISIN: U76034 AA2/USU76034AA27

6.500% SECOND LIEN SENIOR SECURED NOTES DUE 2021

No.	$

RENTECH NITROGEN PARTNERS, L.P.

RENTECH NITROGEN FINANCE CORPORATION.

promise to pay to Cede & Co. or registered assigns,

the principal sum of                                                               DOLLARS on April 15, 2021.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Dated:

RENTECH NITROGEN PARTNERS, L.P.

By:
Name:
Title:

RENTECH NITROGEN FINANCE CORPORATION

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

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[BACK OF REGULATION S PERMANENT GLOBAL NOTE]

[BACK OF REGULATION S TEMPORARY GLOBAL NOTE]

6.500% SECOND LIEN SENIOR SECURED NOTES DUE 2021

If the Global Note is a Regulation S Temporary Global Note include the following bracketed language: [THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144 (TAKING INTO ACCOUNT THE

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PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS NOTE, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY OF THE PARTNERSHIP, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT)) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE (2)(D) OR (2)(E) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Rentech Nitrogen Partners, L.P., a Delaware limited partnership (the “Partnership”), and Rentech Nitrogen Finance Corporation, a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), promise to pay or cause to be paid interest on the principal amount of this Note at 6.500% per annum from April 12, 2013 until maturity. The Issuers will pay interest, if any, semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be October 15, 2013. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate then in effect to the extent lawful; they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

[Until this Regulation S Temporary Global Note is exchanged for one or more Regulation S Permanent Global Notes, the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.]

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(2) METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Issuers, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Issuers or any of the Subsidiaries of the Partnership may act as Paying Agent or Registrar.

(4) INDENTURE. The Issuers issued the Notes under an Indenture dated as of April 12, 2013 (the “Indenture”) among the Issuers, the Guarantors, the Trustee and the Collateral Trustee. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuers. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(e) At any time prior to April 15, 2016, the Partnership may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes), upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 106.500% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with an amount not exceeding the net cash proceeds of one or more Equity Offerings, provided that:

(i) at least 65% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Partnership and its Subsidiaries); and

(ii) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

(f) Prior to April 15, 2016, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to:

(i) the principal amount thereof; plus

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(ii) the Make Whole Premium at the redemption date; plus

(iii) accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(g) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Partnership’s option prior to April 15, 2016.

(h) On or after April 15, 2016, the Partnership may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed, to the applicable date of redemption (subject to the rights of Holders on the relevant record date to receive interest on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve month period beginning on April 15 of the years indicated below:

Year	Percentage
2016	104.875%
2017	103.250%
2018	101.625%
2019 and thereafter	100.000%

Unless the Partnership defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) MANDATORY REDEMPTION. The Partnership is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) If a Change of Control occurs, each Holder of Notes will have the right to require the Partnership to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in Section 4.15 of the Indenture. In the Change of Control Offer, the Partnership will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. No later than 30 days following any Change of Control (or prior to the Change of Control if a definitive agreement is in place for the Change of Control), the Partnership will send a notice to each Holder and the Trustee electronically or by first class mail or otherwise in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by Section 4.15 of the Indenture and described in such notice.

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(b) If the Partnership or a Restricted Subsidiary of the Partnership consummates any Asset Sale, within 10 Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $20.0 million, the Partnership will make an Asset Sale Offer to all Holders of Notes and all holders of Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets in accordance with the Indenture to purchase, prepay or redeem the maximum principal amount of Notes and such other Pari Passu Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Partnership or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Trustee or agent for such other Pari Passu Debt shall select such Pari Passu Debt to be purchased on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximate pro rata selection as the Trustee deems fair and appropriate) but with such adjustments as necessary so that no Notes or other Pari Passu Debt is purchased in part in an authorized denomination, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. The Partnership may satisfy the foregoing obligation with respect to any Net Proceeds prior to the expiration of the relevant 365-day period (as such period may be extended in accordance with the Indenture). Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Partnership prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Partnership will send electronically, mail or cause to be mailed, by first class mail, or provide in accordance with the procedures of the Depositary, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Redemptions may be subject to one or more conditions.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Partnership may require a Holder to pay any taxes and fees required

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by law or permitted by the Indenture. The Partnership need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Partnership need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date or tendered and not withdrawn in connection with a Change of Control Offer or Asset Sale Offer.

If the Global Note is a Regulation S Temporary Global Note include the following bracketed language: [This Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904. Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note.]

(10) COLLATERAL. The Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Collateral Trustee holds the Collateral in trust for the benefit of itself, the Trustee and the Holders of the Notes pursuant to the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Trustee and/or the Collateral Trustee, as applicable, to enter into the Security Documents and the Intercreditor Agreement, and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith.

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(12) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes, the Note Guarantees, the Intercreditor Agreement or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement or the Security Documents may be amended or supplemented to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of an Issuer’s or a Guarantor’s obligations to Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or Guarantor’s properties or assets in accordance with the limitations set forth in the Indenture; to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder taken as a whole in any material respect, to secure the Notes or the Note Guarantees pursuant to the requirements of Section 4.12

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of the Indenture, to provide for the issuance of Additional Notes and related guarantees (and the grant of security for the benefit of the Additional Notes and related guarantees) in accordance with the limitations set forth in the Indenture, to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided in the Indenture, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee or evidence and provide for a successor or replacement collateral trustee under the Indenture or the Security Documents, to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in the Indenture or in any of the Security Documents, to conform the text of the Indenture, the Note Guarantees, the Notes or any Security Document related to the Notes to any provision of the “Description of Notes” section of the Partnership’s Offering Circular dated April 9, 2013, relating to the initial offering of the Notes, to add additional secured parties to the extent Liens securing obligations held by such parties are permitted under the Indenture, to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Issuers’ and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Trustee in accordance with the terms of the Indenture or otherwise, to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of the Indenture and the relevant Security Document, to add covenants for the benefit of the Holders or surrender any right or power conferred upon either Issuer or any Guarantor and to provide for the assumption by one or more successors of the obligations of any of the Guarantors under the Indenture and the Note Guarantees.

(13) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 consecutive days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of, or premium, if any, on the Notes; (iii) failure by the Partnership to comply with the provisions of Sections 3.09, 4.10, 4.15 or 5.01 of the Indenture; (iv) failure by the Partnership for 90 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with the provisions of Section 4.03 of the Indenture; (v) failure by the Issuers for 60 days after notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of the Notes outstanding to comply with any of their other agreements in the Indenture; (vi) default under certain other agreements relating to Indebtedness of the Partnership which default is a Payment Default or results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; (vii) failure by the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together as of the most recent audited consolidated financial statements of the Partnership, would constitute a Significant Subsidiary, to pay non-appealable final judgments aggregating in excess of $25.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable; (viii) the occurrence of any of the following: (a) except as permitted by the Indenture or the Security Documents, any Security Document ceases for any reason to be fully enforceable, or the Partnership or any Subsidiary of the Partnership shall so

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state in writing or bring an action to limit its obligations or liabilities thereunder, in any material respect; provided, that it will not be an Event of Default under Section 6.01(a)(8)(a) of the Indenture if the sole result of the failure of one or more Security Documents to be fully enforceable in any material respect is that any Lien purported to be granted under such Security Documents on Collateral, individually or in the aggregate, having a fair market value of not more than $25.0 million ceases to be an enforceable and perfected Lien, subject only to Permitted Liens or (b) except as permitted by the Indenture or the relevant Security Documents, any Lien for the benefit of the Holders of the Notes purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a fair market value in excess of $25.0 million ceases to be an enforceable and perfected Lien in any material respect, subject only to Permitted Liens, and such condition continues for 60 days after written notice by the Trustee or the Collateral Trustee of failure to comply with such requirement; provided that it will not be an Event of Default under Section 6.01(a)(8)(b) of the Indenture if such condition results from the action or inaction of the Trustee or the Collateral Trustee; (ix) the occurrence of certain events of bankruptcy or insolvency with respect to the Partnership or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Partnership; and (x) except as permitted by the Indenture, any Note Guarantee of a Guarantor that is a Significant Subsidiary of the Partnership is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect in any material respect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee if, in each such case, such Default continues for 20 days after notice of such Default shall have been given to the Trustee. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Partnership, any Restricted Subsidiary of the Partnership that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Partnership that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, or premium or interest, if any, on, the Notes (including in connection with an offer to purchase). The Partnership is required to deliver to the Trustee annually within 90 days after the end of the fiscal year a statement regarding compliance with the Indenture. Within 30 days of any officer of the Partnership or Finance Corp. becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a written statement specifying such Default or Event of Default, its status and what actions the Issuers are taking or propose to take in respect thereof, but only to the extent that such Default or Event of Default has not been cured by the end of such 30 day period.

(14) TRUSTEE DEALINGS WITH PARTNERSHIP. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Partnership or its Affiliates, and may otherwise deal with the Partnership or its Affiliates, as if it were not the Trustee.

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(15) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers or any Guarantor or any direct or indirect parent of the Partnership, including the General Partner, as such, will have any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indenture, the Notes Documents or the Note Guarantees, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP NUMBERS AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP numbers and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon. The Issuers shall notify the Trustee in writing of any change in such numbers.

(19) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Partnership will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Rentech Nitrogen Partnership, L.P.

10877 Wilshire Blvd, Suite 600

Los Angeles, CA 900924

Attention: General Counsel and Secretary

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Partnership. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Partnership pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10                      ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Partnership pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE REGULATION S [TEMPORARY] [PERMANENT] GLOBAL NOTE*

The following exchanges of a part of this Regulation S [Temporary] [Permanent] Global Note for an interest in another Global Note [or for a Definitive Note], or exchanges of a part of another Restricted Global Note [or Definitive Note] for an interest in this Regulation S [Temporary] [Permanent] Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

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EXHIBIT B

[FORM OF CERTIFICATE OF TRANSFER]

Rentech Nitrogen Partners, L.P.

10877 Wilshire Boulevard, Suite 600

Los Angeles, California 90024

Attention: General Counsel and Secretary

Wells Fargo Bank, National Association, as Trustee and Registrar – DAPS Reorg

[MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com]

Re: 6.500% Second Lien Senior Secured Notes due 2021

Reference is hereby made to the Indenture, dated as of April 12, 2013 (the “Indenture”), among Rentech Nitrogen Partners, L.P., a Delaware limited partnership (the “Partnership”), Rentech Nitrogen Finance Corporation, a Delaware corporation (together with the Partnership, the “Issuers”), the Guarantors party thereto, Wells Fargo Bank, National Association, as trustee, and Wilmington Trust, National Association, the collateral trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                         , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to                                         (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and [(iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser)]. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ¨ ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Partnership or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Partnership.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a) ☐ a beneficial interest in the:

(i)  ☐ 144A Global Note (CUSIP             ), or

(ii) ☐ Regulation S Global Note (CUSIP             ), or

(b) ☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a) ☐ ¨ a beneficial interest in the:

(i)   ☐ 144A Global Note (CUSIP             ), or

(ii)  ☐ Regulation S Global Note (CUSIP             ), or

(iii) ☐ Unrestricted Global Note (CUSIP             ); or

(b) ☐ ¨ a Restricted Definitive Note; or

(c) ☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

[FORM OF CERTIFICATE OF EXCHANGE]

Rentech Nitrogen Partners, L.P.

10877 Wilshire Boulevard, Suite 600

Los Angeles, California 90024

Attention: General Counsel and Secretary

Wells Fargo Bank, National Association, as Trustee and Registrar – DAPS Reorg

[MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com]

Re: 6.500% Second Lien Senior Secured Notes due 2021

CUSIP:

Reference is hereby made to the Indenture, dated as of April 12, 2013 (the “Indenture”), among Rentech Nitrogen Partners, L.P., a Delaware limited partnership (the “Partnership”), Rentech Nitrogen Finance Corporation, a Delaware corporation (together with the Partnership, the “Issuers”), the Guarantors party thereto, Wells Fargo Bank, National Association, as trustee, and Wilmington Trust, National Association, the collateral trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                         , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Partnership.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF NOTATION OF GUARANTEE]

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of April 12, 2013 (the “Indenture”), among Rentech Nitrogen Partners, L.P. (the “Partnership”), Rentech Nitrogen Finance Corporation (together with the Partnership, the “Issuers”), the Guarantors party thereto, Wells Fargo Bank, National Association, as trustee (the “Trustee”), and Wilmington Trust, National Association, as collateral trustee (the “Collateral Trustee”) (a) the due and punctual payment of the principal of, or premium or interest, if any, on, the Notes, whether at stated maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, or premium or interest, if any, on, the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Issuers to the Holders or the Trustee or the Collateral Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee and the Collateral Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

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EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , among                                          (the “Guaranteeing Subsidiary”), a subsidiary of Rentech Nitrogen Partners, L.P. (or its permitted successor), a Delaware limited partnership (the “Partnership”), the Partnership, Rentech Nitrogen Finance Corporation, a Delaware corporation (together with the Partnership, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein), Wilmington Trust, National Association, as collateral trustee, and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 12, 2013 providing for the issuance of 6.500% Second Lien Senior Secured Notes due 2021 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof.

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers or any Guarantor or any direct or indirect parent of the Partnership, as such, will have any liability for any obligations of the Issuers or any Guarantor under the Notes, this Indenture, the Notes Documents or the Note Guarantees, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

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EXHIBIT E

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

[Signature pages follow]

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EXHIBIT E

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:	,

[Guaranteeing Subsidiary]

By:
Name:
Title:

[Rentech Nitrogen Partners, L.P.]

By:
Name:
Title:

[Rentech Nitrogen Finance Corporation]

By:
Name:
Title:

[Existing Guarantors]

By:
Name:
Title:

[Collateral Trustee], as Collateral Trustee

By:
Authorized Signatory

[Trustee], as Trustee

By:
Authorized Signatory

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